SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Whole Foods Market, Inc.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that a meeting of the Shareholders of Whole Foods Market, Inc. (the “Company”) will be held at the Estancia La Jolla Hotel, 9700 North Torrey Pines Road, La Jolla, California 92037, on March 15, 2013 at 9 a.m. local time for the following purposes:

1.	To elect the eleven nominees named in the attached Proxy Statement to the Board of Directors of Whole Foods Market, Inc. to serve one-year terms expiring at the later of the Annual Meeting of Shareholders in 2014 or upon a successor being elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 29, 2013;

3.	To conduct an advisory vote to approve the compensation of the named executive officers;

4.	To ratify the amendment of our 2009 stock incentive plan to increase the number of shares of common stock authorized for issuance pursuant to such plan by an additional 14.5 million shares and increase the number of shares by which the plan pool is reduced for each full value award from 2 to 2.25;

5.	To consider two shareholder proposals, described in the accompanying Proxy Statement, if properly presented at the Annual Meeting of Shareholders; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 15, 2013 are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Shareholders’ Meeting: We are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) over the Internet, rather than mailing a full paper set of the materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. This process is more environmentally friendly and reduces our costs to print and distribute these materials. All shareholders who do not receive such a Notice, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Record Date: January 15, 2013

By Order of the Board of Directors,

Executive Vice President and Chief Financial Officer

January 25, 2013

YOUR VOTE IS IMPORTANT!

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as promptly as possible as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone after you receive hard copies of the proxy materials.

550 Bowie Street

Austin, Texas 78703

PROXY STATEMENT

Annual Meeting of Shareholders of the Company to be held on March 15, 2013

Some Questions You May Have Regarding This Proxy Statement

Q:	Why am I being asked to review these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Whole Foods Market, Inc., a Texas corporation (the “Company” or “We”). We are providing these proxy materials to you in connection with our Annual Meeting of Shareholders, to be held at the Estancia La Jolla Hotel, 9700 North Torrey Pines Road, La Jolla, California 92037, on March 15, 2013 at 9 a.m. local time. As a Company shareholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this Proxy Statement.

Q:	Why am I being asked to review materials online?

A:	Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to many of our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. We anticipate the Notice will be mailed to shareholders on or about January 25, 2013.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on January 15, 2013, the record date. On the record date, the Company had 185,395,624 shares of common stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of common stock held by you on each of the matters presented at the meeting.

Q:	What proposals will be voted on at the meeting and how does the Board of Directors recommend I vote?

A:	There are six proposals, including four Company proposals and two shareholder proposals, to be considered and voted on at the meeting. Please see the information included in the Proxy Statement relating to these proposals. The proposals to be voted on and related recommendations from the Board of Directors are as follows:

Company Proposals

1.	To elect the eleven nominees named herein to the Board of Directors of Whole Foods Market, Inc., each to serve a one-year term expiring at the later of the Annual Meeting of Shareholders in 2014 or upon his or her successor being elected and qualified. Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors.

2.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 29, 2013. Our Board of Directors unanimously recommends that you vote “FOR” ratification of Ernst & Young LLP as our independent auditor.

3.	To conduct an advisory vote to approve the compensation of the named executive officers. Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation package granted to the named executive officers.

4.	To ratify the amendment of the Company’s 2009 stock incentive plan to increase the number of shares of common stock authorized for issuance pursuant to such plan by an additional 14.5 million shares and increase the number of shares by which the plan pool is reduced for each full value award from 2 to 2.25. Our Board of Directors unanimously recommends that you vote “FOR” the Company proposal to amend the Company’s 2009 stock incentive plan.

Shareholder Proposals

5.

To require that the board of directors issue a report by July 1, 2013 assessing the feasibility of the Company adopting a policy of extended producer responsibility for post-consumer product packaging as a means of increasing rates of packaging recycling, reducing carbon emissions and air and water pollution resulting from the Company’s business practices, and describing efforts by the Company to implement this strategy. Our Board of Directors unanimously recommends that you vote “AGAINST” this shareholder proposal.

6.

To require the Company to have, whenever possible, an independent Chairman of the Board who has not previously served as an executive officer of the Company. Our Board of Directors unanimously recommends that you vote “AGAINST” this shareholder proposal.

We will also consider other business that properly comes before the meeting in accordance with Texas law and our Bylaws.

Q:	How do I vote?

A:	You may vote your shares using any of the following voting alternatives:

VIA INTERNET at www.ProxyVote.com.

BY PHONE by requesting a paper copy of the proxy materials or by viewing the proxy materials at www.ProxyVote.com at which time a toll-free number will be provided. You will need a touch-tone telephone to vote by phone.

BY MAIL, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials.

IN PERSON at the Company’s Annual Meeting.

You are encouraged to read all of the proxy materials before voting your shares as they contain important information necessary to make an informed decision.

If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered a shareholder of record with respect to those shares, and the Notice has been sent directly to you by Broadridge Financial Solutions, Inc. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.

If, like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.

We encourage you to register your vote via the Internet at www.ProxyVote.com. If you attend the meeting, you may also submit your vote in person, and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this Proxy Statement or as otherwise specified by you. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

Unless you hold your shares through the Company’s 401(k) plan, you may vote via the Internet or by phone until 11:59 p.m., Eastern Time, on March 14, 2013, or the Company’s agent must receive your paper proxy card on or before March 14, 2013. If you participate in the Company’s 401(k) plan, your proxy card includes shares that the plan has credited to this account. To allow sufficient time for the Company’s 401(k) plan trustee to vote, the trustee must receive your voting instructions via Internet or by phone by 11:59 p.m., Eastern Time, on March 12, 2013, or the Company’s agent must receive your paper proxy card on or before March 12, 2013. If the trustee does not receive your instructions by that date, the trustee will vote the shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

Q:	If I do provide voting instructions and/or grant my proxy who will vote my shares at the meeting and how will they vote my shares?

A:	John Mackey and Walter Robb are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this Proxy Statement, we are unaware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, John Mackey and Walter Robb, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Texas law and our Bylaws.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker is allowed to vote your shares only on certain “routine” proposals or if you provide your broker with instructions on how to vote. Brokers are prohibited from voting uninstructed shares on “non-routine” proposals, including proposals for elections of directors and on executive compensation related matters. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters.

Q:	What constitutes a quorum? Why is a quorum required?

A:	Return of your proxy is important because a quorum is required for the Company shareholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all issued and outstanding shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because this proxy includes a “routine” management proposal, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum present. If we do not have a quorum, we will be forced to reconvene the Annual Meeting of Shareholders at a later date.

Q:	What if I abstain?

A:	Abstentions are included in the determination of shares present for quorum purposes; however, except as required by applicable law or regulations, votes submitted as abstentions will not be counted as votes FOR or AGAINST any matter presented for shareholder approval. With regard to the vote on the amendment of our 2009 stock incentive plan, abstentions will have the same effect as votes AGAINST such proposal under the NASDAQ Listing Rules.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who will count the votes?

A:	The Company has hired Carl T. Hagberg and Associates to judge voting and be responsible for determining whether or not a quorum is present. The Company has hired Broadridge Financial Services, Inc. to tabulate votes cast by proxy or in person at the Annual Meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Form 8-K that we expect to file within four business days after the meeting.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners and the fee to Georgeson Inc., who will help us solicit proxies, of $11,000, plus expenses. In addition, proxies may be solicited by mail, email, in person, or by telephone or fax by certain of our directors, officers and other team members.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this Proxy Statement or the meeting or would like additional copies of this document or our 2012 Annual Report on Form 10-K, please contact: Whole Foods Market, 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Shareholders may send communications in care of the Director of Internal Audit, Whole Foods Market, 550 Bowie Street, Austin, TX 78703, or via email to: shareholder.communications@wholefoods.com. Please indicate whether your message is for the Board of Directors as a whole, a particular group or committee of directors, or an individual director. The Board of Directors has implemented procedures for processing shareholder communications and a description of these procedures can be found at http://www.wholefoodsmarket.com/company/corporate-governance.php#self.

PROPOSAL 1 – ELECTION OF DIRECTORS

Size of Board of Directors

Our Board of Directors currently consists of eleven members. All eleven members of the Board of Directors are elected by the holders of our common stock.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

Vote Required

Election of each director requires the affirmative vote of a majority of the votes cast by the holders of shares represented at the meeting and entitled to vote.

Current Nominees

The director nominees are Dr. John Elstrott, Gabrielle Greene, Shahid (Hass) Hassan, Stephanie Kugelman, John Mackey, Walter Robb, Jonathan Seiffer, Morris (Mo) Siegel, Jonathan Sokoloff, Dr. Ralph Sorenson and William (Kip) Tindell, III. Each of the nominees is currently a member of the Board of Directors and each has been nominated for election at the Annual Meeting to hold office until the later of the next annual meeting or the election of his/her respective successor.

Using Rule 5605 of the NASDAQ Listing Rules as a guide, the Board of Directors, upon the advice of the Nominating & Governance Committee, has determined that all of the director nominees other than Mr. Mackey and Mr. Robb are “independent directors” because (i) they are not executive officers or employees of the Company; and (ii) in the opinion of the Board of Directors, they do not have a relationship that will interfere with the exercise of independent judgment in carrying out their responsibilities as directors.1 This independence question is analyzed annually in both fact and appearance to promote arms-length oversight. The Board of Directors considered the following information in determining whether or not our directors are independent. Mr. Mackey and Mr. Robb are current Company officers, and accordingly the Board of Directors has concluded that neither is currently an independent director. With respect to our other directors, some serve on the boards of or have an ownership interest in privately-held companies, including some companies that are vendors of the Company. Several of these directors
____________________

1	Rule 5605 of the NASDAQ Listing Rules specifically excludes the following persons from the definition of Independent Director: (A) a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company; (B) a director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; provided, however, that in addition to the requirements contained in this clause (B), audit committee members are also subject to the additional, more stringent requirements of NASDAQ Listing Rules 5605(c)(2); (C) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer; (D) a director who is, or has a family member who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs; (E) a director of the company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or (F) a director who is, or has a family member who is a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

have been entrepreneurs in the organic-foods industry for a number of years and our Board of Directors believes that their industry experience is valuable to the Company. As of November 15, 2012, in most cases the ownership interest of any Board member in a vendor amounted to less than 2% of the vendor’s outstanding ownership interests, and in all cases amounted to less than 5% of the vendor’s outstanding ownership interests. Collectively, the Company’s purchases of product from all vendors in which any of our directors had an ownership interest and/or served as a director represented approximately 2.4% of the Company’s cost of goods sold during fiscal year 2012. Furthermore, Jonathan Sokoloff and Jonathan Seiffer are both partners of Leonard Green & Partners, L.P., which is an affiliate of Beacon Holding Inc. During 2011, Beacon Holding Inc. purchased BJ’s Wholesale Club, Inc., which is a leading warehouse club operator in the eastern United States. Messrs. Seiffer and Sokoloff are each a director of BJ’s Wholesale Club, Inc.

Further discussion concerning director independence, including the referenced Rule 5605 of the NASDAQ Listing Rules, is available on the Company website at: http://www.wholefoodsmarket.com/sites/default/files/media/Global/Company%20Info/PDFs/CorporateGovernancePrinciples.pdf.

The information provided below is biographical information about each of the nominees. Age and other information in each nominee’s biography are as of December 20, 2012.

Dr. John Elstrott, 64, has served as the Chairman of the Board since 2009 and has served as a director of the Company since 1995, serving as Lead Director from 2001 to 2009. Dr. Elstrott is an Emeritus Professor of Entrepreneurship and the founding director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University’s Freeman School of Business, which he started in 1991. Dr. Elstrott has served as a director and member of the audit, compensation and nominating and governance committees of the board of directors of Stewart Enterprises, Inc. since April 2011; Dr. Elstrott was recently appointed as the lead independent director. Dr. Elstrott has a PhD in Economics and significant business experience, including over 40 years of experience as an entrepreneur and investor. Dr. Elstrott brings to our Board of Directors management, financial and risk assessment experience as well as his entrepreneurial experience and history with the Company.

Gabrielle Greene, 52, has served as a director of the Company since 2003. Ms. Greene has served as a Principal of a diversified investment fund, Rustic Canyon/Fontis Partners, LP, since its inception in October 2005. In addition, Ms. Greene served as Chief Financial Officer of the Villanueva Companies, a private holding company with diverse investment interests, from 2002 through 2005. Ms. Greene also serves on the board of directors of Stage Stores, Inc. and previously served on the boards of directors of IndyMac Bank from January 2008 through July 2009 and Bright Horizons Family Solutions from September 2007 through May 2009. Ms. Greene has an MBA with a focus in finance from Harvard Business School and a JD from Harvard Law School. Ms. Greene brings to our Board of Directors financial, management and risk assessment experience as well as her entrepreneurial experience and history with the Company.

Shahid (Hass) Hassan, 64, has served as a director of the Company since 2005. Mr. Hassan has been a General Partner of Greenmont Capital, an investment firm, since 2006. Mr. Hassan was a Co-Founder, President and CEO of Alfalfa’s Market, President of Wild Oats Marketplace and founded Fresh & Wild, Ltd., an organic food retailer in the United Kingdom in 1999. Mr. Hassan served as President and Executive Chairman of Fresh & Wild from 1999 until 2004, when it was acquired by the Company. Mr. Hassan has over 35 years of experience in the retail grocery business in both public company and private company settings. Mr. Hassan brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and management experience and history with the Company.

Stephanie Kugelman, 65, has served as a director of the Company since November 2008. Ms. Kugelman is the Chairman of A.S.O., A Second Opinion, a strategy and branding consultancy she founded in 2006. She was previously Vice Chairman and Chief Strategic Officer of Young & Rubicam Brands, a worldwide marketing communications company, where she held positions of increasing responsibility commencing in 1971. Ms. Kugelman also serves on the board of directors of HSNi. Ms. Kugelman brings to our Board of Directors entrepreneurial, management, financial and risk assessment experience as well as her marketing strategy and branding experience.

John Mackey, 59, co-founder of the Company, has served as Co-Chief Executive Officer since May 2010, was the Chief Executive Officer from 1978 to May 2010 and was President from June 2001 to October 2004. Mr. Mackey has served as a director of the Company since 1978 and served as Chairman of the Board from 1978 through December 2009. Mr. Mackey brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and management experience and history with the Company.

Walter Robb, 59, has served as Co-Chief Executive Officer since May 2010. Mr. Robb also served as the Co-President and Co-Chief Operating Officer from 2004 to May 2010, as Chief Operating Officer from 2001 to September 2004, and as Executive Vice President from 2000 to February 2001. Since joining the Company in 1991, Mr. Robb has also served as Store Team Leader and President of the Northern Pacific Region. Mr. Robb has served as a director of the Company since May 2010. Mr. Robb brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and management experience and history with the Company.

Jonathan Seiffer, 41, has served as a director of the Company since December 2008. He has been a Partner of Leonard Green & Partners, L.P. since 1999 and joined Leonard Green & Partners, L.P. in 1994. Mr. Seiffer has 17 years of experience in investment banking and private equity. Mr. Seiffer brings to our Board of Directors investment banking, financial, management and risk assessment experience.

Morris (Mo) Siegel, 63, has served as a director of the Company since 2003. Mr. Siegel is currently self-employed, having operated Capitol Peaks, an investment firm since 2002. Mr. Siegel was the co-founder of Celestial Seasonings, Inc., serving as Chairman and CEO from 1970 until 2002. Celestial Seasonings merged with The Hain Food Group, forming The Hain Celestial Group of which Mr. Siegel served as Vice Chairman from 2000 until retiring in 2002. Mr. Siegel also served on the board of directors of Spicy Pickle Franchising, Inc. until September 2011. Mr. Siegel has served on 18 public and private boards during his career. Mr. Siegel brings to our Board of Directors financial and risk assessment experience as well as his food products entrepreneurial and management experience and history with the Company.

Jonathan Sokoloff, 55, has served as a director of the Company since December 2008. He has been a Managing Partner of Leonard Green & Partners, L.P. since 1994 and joined Leonard Green & Partners, L.P. in 1990. Mr. Sokoloff served on the Board of Directors of Rite Aid Corporation until May 2011. Mr. Sokoloff brings to our Board of Directors investment banking, financial, management and risk assessment experience.

Dr. Ralph Sorenson, 79, has served as a director of the Company since 1994. Dr. Sorenson is the Managing Partner of the Sorenson Limited Partnership which focuses on venture capital investments in a diverse range of entrepreneurial start-ups. Dr. Sorenson is President Emeritus of Babson College (1974-1981); Professor Emeritus and former Dean of the University of Colorado Business School (1992-present); former Chairman and CEO of Barry Wright Corporation, a NYSE company (1981-1989); and a former faculty member at the Harvard Business School (1964-1974, 1989-1992). Dr. Sorenson is a former director of the Federal Reserve Bank of Boston, Life Trustee and former Chairman of the Board of the Boston Museum of Science, and a member of the President’s Council of Olin College of Engineering. Over the years he has served on the boards of directors of more than a dozen public companies. Dr. Sorenson brings to our Board of Directors management, governance, financial and risk assessment experience as well as his managerial and entrepreneurial experience and expertise and history with the Company.

William (Kip) Tindell, III, 59, has served as a director of the Company since November 2008. He co-founded The Container Store in 1978 and is Chairman and CEO. Mr. Tindell serves on the Executive Committee of the National Retail Federation Board of Directors and was inducted into the Retailing Hall of Fame in 2006. Mr. Tindell brings to our Board of Directors financial and risk assessment experience as well as his entrepreneurial and retail management experience.

The Nominating & Governance Committee, consisting solely of “independent directors” as defined in Rule 5605 of the NASDAQ Listing Rules, recommended the eleven directors set forth in Proposal 1 for nomination by our full Board of Directors. Based on this recommendation and each nominee’s credentials and experience outlined above, the Board of Directors has determined that each such nominee can make a significant contribution to the Board of Directors and should serve as a director of the Company. Our Board of Directors nominated such directors for election at the Annual Meeting. All nominees are currently directors, and each nominee has agreed to be named in this Proxy Statement and to serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. The Board of Directors may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

Directors and Committee Assignments

Assuming election of all nominees above, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting, including their ages and current committee assignments.

Name	Age	Committees
Dr. John Elstrott *	64	Audit
Gabrielle Greene	52	Audit (Chair), Compensation
Hass Hassan	64	Audit
Stephanie Kugelman	65	Nominating & Governance
John Mackey	59	None
Walter Robb	59	None
Jonathan Seiffer	41	Audit
Mo Siegel	63	Audit, Compensation (Chair)
Jonathan Sokoloff	55	Compensation
Dr. Ralph Sorenson	79	Compensation, Nominating & Governance (Chair)
Kip Tindell	59	Nominating & Governance

* Chairman of the Board

Committees and Meetings

The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table.

  Audit Committee. The duties of the Audit Committee are set forth in its charter which can be found at:

  http://www.wholefoodsmarket.com/sites/default/files/media/Global/Company%20Info/PDFs/auditcommitt ee_charter.pdf on the Company’s website. Please also see the Audit Committee Report found under “Proposal 2” in this Proxy Statement.

  The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for monitoring risks and the Company’s control system, oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and the audits of the Company’s financial statements, and other such duties as directed by the Board of Directors. The Committee is expected to maintain free and open communication with the independent auditors, the Director of Internal Audit and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. The Audit Committee’s responsibilities include: (i) selecting, hiring and evaluating our independent auditor; (ii) overseeing the integrity of our financial statements and monitoring our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; (iii) overseeing internal auditing processes; (iv) reviewing with management our audited financial statements, earnings announcements, regulatory filings and other public announcements regarding our results of operations; (v) reviewing and approving related party transactions; (vi) inquiring about significant risks, reviewing our risk assessment and management policies, and assessing steps taken to control these risks; (vii) establishing procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters; and (viii) reviewing compliance with significant applicable legal, ethical, and regulatory requirements.

  The Board of Directors has determined that all Audit Committee members are “audit committee financial experts” under the regulations promulgated by the SEC. The Board of Directors has also determined that each of the directors serving on our Audit Committee is independent within the meaning of the rules of the SEC and the NASDAQ Listing Rules.

  Compensation Committee. The duties of the Compensation Committee are set forth in its charter which can be found at:

  http://www.wholefoodsmarket.com/sites/default/files/media/Global/Company%20Info/PDFs/Compensatio n%20Committee%20Charter%20Sept_6_2012.pdf on the Company’s website.

  The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing the Company’s compensation policies and practices; (ii) reviewing and approving annual compensation and compensation procedures for the Company’s executive officers; and (iii) overseeing and recommending director compensation to the Board of Directors. More specifically, the Compensation Committee’s responsibilities include: overseeing the Company’s overall compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; making recommendations to the Board of Directors with respect to, and administering, the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plans and Team Member stock purchase plan; reviewing and approving compensation procedures for the Company’s executive officers; recommending to the independent directors for approval the compensation of the CEOs based on relevant corporate goals and objectives and the Board of Directors’ performance evaluation of the CEOs; reviewing and approving the compensation of executive officers other than the CEOs; reviewing and recommending to the Board of Directors employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; annually reviewing the compensation of directors for service on the Board of Directors and its committees and recommending changes in compensation to the Board of Directors; monitoring directors’ compliance with the Company’s stock ownership guidelines; and working with Company management to address any conflict of interest with any compensation adviser engaged by the Compensation Committee. The Compensation Committee Charter does not provide for any delegation of these Compensation Committee’s duties.

  Regarding most compensation matters, including executive and director compensation, the Company’s executive team provides recommendations to the Compensation Committee.

  The Board of Directors has determined that each of the directors serving on our Compensation Committee is independent within the meaning of the rules of the SEC and the NASDAQ Listing Rules.

  Neither the Compensation Committee nor Company management engaged any outside consultants regarding fiscal year 2012 executive compensation.

  Nominating & Governance Committee. The duties of the Nominating & Governance Committee are set forth in its charter which can be found on the Company’s website at:

  http://www.wholefoodsmarket.com/sites/default/files/media/Global/Company%20Info/PDFs/nominatinggo verancecommitteecharter.pdf.

  The Nominating & Governance Committee’s purpose is to monitor and oversee matters of corporate governance, including the evaluation of the Board of Directors’ performance and processes and the “independence” of directors, and select, evaluate and recommend to the Board of Directors qualified candidates for election or appointment to the Board of Directors. The Nominating & Governance Committee identifies director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including the possibility of a search firm. At a minimum, a Board of Directors nominee should have significant management or leadership experience which is relevant to the Company’s business, as well as personal and professional integrity. The Board of Directors believes it is in the best interest of the Company and its shareholders to identify and select highly-qualified candidates to serve as directors and for the Board of Directors to be comprised of a diverse group of individuals with different backgrounds and perspectives. Recommendations are developed based on the nominee’s own knowledge and experience in a variety of fields, and research conducted by the Company’s staff at the Nominating & Governance Committee’s direction. Any shareholder recommendation should be directed to the attention of the Company Secretary and should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board of Directors membership, information regarding any relationships between the candidate and the Company within the last three years, and a written indication by the recommended candidate of her/his willingness to serve. Shareholder recommendations must also comply with the notice provisions contained in the Company’s Bylaws in order to be considered (current copies of the Company’s Bylaws are available at no charge in the Company’s public filings with the SEC, on the Corporate Governance page of the Company’s website, or from the Secretary of the Company). In determining whether to nominate a candidate, whether from an internally-generated or shareholder recommendation, the Nominating & Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating & Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

The Board of Directors has determined that each of the directors serving on our Nominating & Governance Committee is independent within the meaning of the rules of the SEC and the NASDAQ Listing Rules.

During fiscal year 2012, the Board of Directors and the various committees held the following number of meetings: Board of Directors, 6; Audit Committee, 9; Compensation Committee, 3; and Nominating & Governance Committee, 4. No director attended fewer than 75% of the meetings of the Board of Directors (and any committees thereof), which they were required to attend. It is a policy of the Board of Directors to encourage directors to attend each annual meeting of shareholders. Such attendance allows for direct interaction between shareholders and members of the Board of Directors. All members of the Board of Directors attended the Company’s 2012 Annual Meeting of Shareholders.

Leadership Structure

The Company currently separates the roles of Chairman of the Board of Directors and CEO. These roles were previously combined, with all of the powers traditionally granted to a Chairman of the Board instead held by our lead director. However, in multiple years, shareholder activist groups focused on the Company in an attempt to have our shareholders vote to separate the roles of Chairman of the Board and CEO. Although our shareholders declined to separate these roles, to avoid unnecessary distraction and protect the Company’s corporate governance profile, Mr. Mackey voluntarily gave up the Chairman of the Board title, effective December 2009. The Company is currently fortunate to be able to draw on the talents and visionary skills of its CEOs, John Mackey and Walter Robb, and its Chairman of the Board, Dr. Elstrott. Given the above facts, currently the Company believes a structure which separates the roles of Chairman of the Board and CEO is in the best interests of the Company and its stakeholders.

Compensation Committee Interlocks and Insider Participation

No member of our Board of Directors’ Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board of Directors’ Compensation Committee.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITOR

General Information

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent auditor for fiscal year 2013. The submission of this matter for ratification by shareholders is not required by current law, rules or regulations; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young will be present at the 2013 Annual Meeting of Shareholders, will have the opportunity to make a statement at the meeting if they so desire, and will be available to respond to appropriate questions.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 2013.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal.

Independent Public Accountants

Ernst & Young LLP has served as our independent auditor since April 2001. Ernst & Young has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended September 30, 2012. Our Audit Committee has appointed Ernst & Young as our independent auditor for fiscal year 2013.

The following table presents aggregate fees billed to the Company for services rendered by Ernst & Young for fiscal years ended September 30, 2012 and September 25, 2011 (in thousands):

	2012	2011
Audit fees	$1,580	$1,180
Audit-related fees	-	-
Tax fees	9	-
All other fees	-	-
Total	$1,589	$1,180

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees
In fiscal years 2012 and 2011, audit fees consist of fees paid for the annual audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K and of the Company’s internal control over financial reporting, review of the Company’s consolidated financial statements included in the quarterly reports on Form 10-Q, and consents and review of other documents filed with the Securities and Exchange Commission.

Audit-Related Fees
We did not engage Ernst & Young for audit-related services in fiscal years 2012 and 2011.

Tax Fees
Tax fees in fiscal year 2012 include fees for consultations on tax compliance matters.

All Other Fees
We did not engage Ernst & Young for other services in fiscal years 2012 and 2011.

Audit Committee Pre-Approval Policies and Procedures

Among its other duties, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All services performed by Ernst & Young for fiscal years 2012 and 2011 were approved in accordance with the Audit Committee’s pre-approval guidelines.

Audit Committee Report

The following Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling our oversight responsibilities, we have reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended September 30, 2012. We also reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2012, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. We have also discussed with Ernst & Young the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence. We have also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believe that the services provided by Ernst & Young for fiscal year 2012 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

Audit Committee
Gabrielle Greene (Chair)
Dr. John Elstrott
Hass Hassan
Jonathan Seiffer
Mo Siegel

Board Oversight of Enterprise Risk

Risk management is primarily the responsibility of the Company’s management team. However, our Board of Directors oversees the management team’s assessment of the material risks faced by the Company at both the full Board of Directors level and at the committee level. In accordance with our Audit Committee charter, the Audit Committee is responsible for assisting the Board of Directors in fulfilling its responsibility for monitoring Company risk and the Company’s control system and for assisting the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. To assist the Audit Committee in assessing the Company’s approach to risk management, the management team prepares a list of what it perceives to be the most significant risks facing the Company, along with a statement reflecting any associated action the Company is taking to mitigate each type of risk. The Audit Committee reports on risk to the full Board of Directors as necessary.

In addition, each quarterly Board report from management addresses matters of particular importance or concern including any significant areas of risk that require Board of Directors and/or committee attention. Throughout the year the Board of Directors and committees receive a variety of management presentations on different business topics that include discussion of associated significant risks.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for the seven executive officers of the Company: the Co-Chief Executive Officers, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President of Growth and Business Development and the Executive Vice Presidents of Operations.

The Compensation Committee took into account the affirmative shareholder advisory vote on executive compensation at the 2012 Annual Meeting and incorporated that as one of many factors it considered in connection with the discharge of its responsibilities. Because a substantial majority (93% of the shares voting) of our shareholders approved the compensation program described in the proxy statement for the 2012 Annual Meeting, the Compensation Committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote.

Neither the Compensation Committee nor Company management engaged any outside consultants regarding fiscal year 2012 executive compensation.

Objectives of Compensation Program

The Company’s compensation and benefit programs reflect the Company’s philosophy of egalitarianism. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

The primary objective of our compensation program, including our executive compensation program, is to attract and retain over the long term, qualified and energetic team members who are enthusiastic about the Company’s mission and culture, providing them with sufficient income and other benefits to keep them focused on the Company as their employer. A further objective of our compensation program is to reward each of our team members for their contribution to the Company. Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

Elements of Executive Compensation Program

The elements of our executive compensation program are similar to the elements used by many companies and are as follows:

1.	Cash Compensation – including base salary and bonus
2.	Equity Compensation – including stock option grants and in some years, restricted share issuances, and
3.	Executive Retention Plan and Non-Compete Arrangement

In addition, we have placed a cap on executive and other leadership members’ salaries and equity grants. The exact base pay, bonus formulas, equity grants, cash salary cap, and agreement terms are chosen in an attempt to balance our competing objectives of fairness to all stakeholders and attracting/retaining team members who may have other attractive employment opportunities. Other than Benefit Hours pool balances (described below), compensation generally is paid as earned.

Cash Compensation: What Our Compensation Program is Designed to Reward

Annual executive officer cash compensation consists of a base salary component and the incentive component discussed below. Our cash compensation program is designed to reward teamwork and each Team Member’s contribution to the Company. With regard to the bonus, in measuring the executive officers’ contribution to the Company, the Compensation Committee considers numerous factors, including the Company’s growth and financial performance through reference to the metrics set forth below and general marketplace conditions. On September 9, 2009, our Board of Directors approved an executive incentive compensation plan (the “Bonus Plan”) in which all of our executive officers, other than Mr. Mackey, participate.2 This Bonus Plan includes qualitative and quantitative components.

The qualitative bonus amount is determined at the end of each fiscal year by the Compensation Committee in its discretion, provided this amount is limited to no more than 30% of the applicable executive officer’s annual base salary. Historically, the Compensation Committee has determined the quantitative and qualitative portions of the bonus for the executive officers as a group, and has not differentiated among the officers based on personal performance. In determining the qualitative bonus amount, the Compensation Committee attempts to reward specific accomplishments that are important to the long-term health of the Company. For example, the Committee may consider subjective factors such as long-term strategy development, future company leader development, product differentiation plans, vendor relationships, and generally how smoothly the executive team is working together. The Compensation Committee believes that such factors may not be reflected in a single year’s quantitative results. The qualitative portion of the Bonus Plan also may be used to recognize and reward the role of the executive officers in meeting other challenges that are not reflected in the quantitative bonus criteria, either because they are unanticipated or because they are due to general economic conditions. For example, if the Company’s results of operations were below expectations as a result of an unexpectedly weak U.S. economy, but the Company significantly outperformed most other food retailers and/or its own revised expectations due to the management team’s appropriate strategy adjustments, the quantitative bonus might not function as intended and therefore need adjusting to reward performance.

The quantitative bonus criteria are selected at the beginning of the fiscal year by the Compensation Committee in its discretion, exclusively from the following list of thirteen possible criteria:

1.	Comparable store sales growth – year-over-year sales growth at existing stores, calculated on a store-by-store basis. The sales of a store are deemed to be comparable commencing in the 53rd full week after the store opened or was acquired.
2.	Total sales growth – year-over-year improvement in sales, as reported in our consolidated statements of operations.
3.	Earnings before interest, taxes and non-cash expenses (“EBITANCE”) – earnings before interest, taxes and non-cash expense. Non-cash expense includes depreciation, amortization, fixed asset impairment charges, non-cash share-based payment expense, deferred rent and last-in, first-out (“LIFO”) charge.
4.	Year-over-year improvement in EBITANCE – the year-over-year increase in EBITANCE, described above.
5.	Net operating profit after taxes (“NOPAT”) – our net operating profit after taxes, which may be adjusted for certain amounts that the Compensation Committee determines would otherwise skew the outcome of this executive performance measure. NOPAT for fiscal years 2012, 2011 and 2010 did not include any adjustments.
6.	Year-over-year improvement in NOPAT – the year-over-year increase in NOPAT.
7.	Year-over-year per square foot improvement in NOPAT – the year-over-year increase in NOPAT divided by the leased square footage of our stores.
8.	NOPAT return on invested capital (“NOPAT ROIC”) with certain other adjustments – the result of dividing NOPAT for the Company by total invested capital. NOPAT ROIC for fiscal years 2012, 2011 and 2010 did not include any adjustments.
9.	Year-over-year improvement in NOPAT ROIC – the year-over-year increase in NOPAT ROIC.
____________________

[2]	Effective January 1, 2007, John Mackey voluntarily reduced his salary to $1 and elected to forgo any future bonus and stock option awards.

10.	Economic Value Added (“EVA”) – net operating profits after taxes minus a charge on the cost of invested capital necessary to generate those profits.
11.	Year-over-year improvement in EVA – the year-over-year increase in EVA.
12.	Positive free cash flow – the Company’s net cash provided by operating activities minus capital expenditures.
13.	Year-over-year improvement in average store development cost per square foot – the year-over-year decrease in average store development cost per square foot. Average store development cost per square foot is calculated by dividing average store development costs by leased square footage for stores opened during the fiscal year.

In selecting bonus criteria, associated amounts and weightings, the Compensation Committee attempts to determine which factors will better measure the executive officers’ performance, taking into consideration the Company’s current major goals and financial forecast, as well as general economic conditions. For example, if the Company were to dramatically increase its growth plan, positive free cash flow would be negatively impacted and the Compensation Committee might choose a different amount/weighting of this metric or choose a completely different metric. For fiscal year 2012, the following six quantitative performance criteria, formulas and relative weightings were approved at the beginning of the fiscal year by the Compensation Committee:

1.	Comparable store sales growth	$5,000 is earned for every 10 basis points of improvement, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
2.	Year-over-year improvement in EBITANCE	For every dollar of results, $0.005 (or 0.50%) is earned, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
3.	NOPAT ROIC	$8,000 is earned for every 10 basis points of return, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
4.	Year-over-year improvement in EVA	For every dollar of results, $0.0175 (or 1.75%) is earned, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
5.	Positive free cash flow	For every dollar of results, $0.0015 (or 0.15%) is earned, and the total is multiplied by 10% to weight this portion of the quantitative bonus amount.
6.	Year-over-year improvement in average store development cost per square foot	$5,000 is earned for every 10 basis points of improvement, and the total is multiplied by 10% to weight this portion of the quantitative bonus amount.

All criteria are adjusted for inflation. Comparable store sales growth, year-over-year improvement in EBITANCE, and year-over-year improvement in EVA were also adjusted in fiscal year 2012 to reflect a 52-week fiscal year. These incentive compensation elements are designed to be attainable and collectively intended to increase the executive’s overall compensation for a fiscal year. With regard to the performance criteria selected for fiscal year 2012, all performance criteria resulted in positive dollar amounts and were summed to determine the quantitative bonus amount. Had any of these performance criteria resulted in a neutral or negative dollar amount, such amount would not have been subtracted from or otherwise had any impact on the quantitative bonus amount. Stock price performance has not been a factor in determining annual cash compensation because the price of the Company’s common stock is subject to a variety of factors, many of which are outside the control of our executive officers.

Cash Compensation: How the Company Chooses Amounts and/or Formulas for Each Element

The Compensation Committee’s intention is to set total executive cash compensation sufficiently high to attract and retain a strongly motivated leadership team, but not so high that it has a long-term negative impact on our other stakeholders. Each executive’s current and prior compensation is considered in setting future compensation. The incentive bonus is included in compensation to help align the financial incentives with the financial interests of our shareholders, primarily growth and return on invested capital. The criteria used to calculate the quantitative portion of the Bonus Plan were chosen because we believe they are currently the best objective measures of our overall financial performance. The smaller qualitative portion of the Bonus Plan was included to provide the Compensation Committee with some level of planned discretion in granting executive bonuses.

We review the compensation practices of other companies generally to better understand the market and the spectrum of compensation philosophies and options across the United States. To some extent, our compensation plan is based on the market and companies against which we compete for team members, including executives, and we must remain competitive; however, our compensation philosophy emphasizes internal pay equity and fair treatment of all stakeholders.

The salary cap relates to the Company’s commitment to stakeholder equity as a principle. This principle has led us to generally limit the maximum cash compensation we pay team members in relation to any fiscal year (the “salary cap”). Cash payments, including base salary and amounts paid under our incentive compensation plan, fall within the scope of the Company’s salary cap.3

The salary cap is set each fiscal year by our Compensation Committee through use of a multiple of the Company’s average annual wage. In reviewing the multiple for a fiscal year, the Compensation Committee looks to general marketplace conditions and the compensation levels it believes to be required to attract and retain outstanding team members. The following is the salary cap calculation for the Company’s past five fiscal years:

Year	Average Hourly Wage	Average Annual Wage	Multiple	Salary Cap
	(1)	(2)
2012	$18.63	$38,747	19	$736,200
2011	18.24	37,947	19	721,000
2010	17.84	37,107	19	705,037
2009	16.98	35,318	19	671,050
2008	16.51	34,334	19	652,400

(1) “Average Hourly Wage” is the total cash compensation of all full-time team members in a fiscal year divided by the total hours worked by all such team members in that year.

(2) “Average Annual Wage” is the product of the Average Hourly Wage and 2,080 hours. The Company uses 2,080 hours in the calculation as it represents the product of 40 hours per week and a 52-week year.

Equity Compensation: What Our Compensation Program Is Designed to Reward

As stated above, stock price performance has not been a factor in determining annual cash compensation. However, because we believe a relationship exists between our Company’s stock price and our team members’ performance – through driving sales and improving earnings – our compensation program is designed to reward team members, including our executive officers, for positive stock price performance, through equity grants pursuant to our broad-based plan. We believe this strategy helps to more closely align the economic interest of our team members and our shareholders.

All of our full-time and part-time team members are eligible to receive stock options through annual leadership grants or through service-hour grants once they have accumulated 6,000 service hours (approximately three years of full-time employment).4 Approximately 95% of the equity awards granted under the Company’s stock plan since its inception in 1992 have been granted to team members who are not executive officers. Each of our executive officers (other than Mr. Mackey who has voluntarily elected not to receive stock option grants) receives stock option grants under the Company’s stock option plan. With respect to the Annual Leadership Grant, the Compensation Committee provides a discretionary award of a similar number of options to each executive officer. From time to time, the Compensation Committee may determine that additional equity grants, including possible restricted share issuances, are warranted in order to reward exceptional performance, retain valuable team members and keep the Company competitive.
____________________

[3]	Team members may take time off without pay in order to reduce their salary earned and increase the amount of bonus that can be paid within the cap. Any team member may elect to receive a cash payment in exchange for their unused paid time off at 75% of the value otherwise due, to which amount the salary cap does not apply. Employee benefits, stock options and any other form of non-cash compensation, such as the 401(k) match, are not included in determining and applying the salary cap. The salary cap does not apply in the team member’s year of termination or retirement. In addition, the salary cap may not apply to compensation arrangements found in agreements related to change of control or termination of employment.

[4]	Service Hour Grants are allocated to each eligible team member based on the proportion of their total accumulated service hours.

Equity Compensation: How the Company Chooses Amounts and/or Formulas for Each Element

The Company does not have an exact formula for allocating between cash and non-cash compensation, and its allocation may change from year to year. In determining the amount of such awards, the Compensation Committee considers a number of factors, including historic practice such as the amount of prior grants, the Company’s recent performance, general market conditions, the need to retain and motivate team members, the pool of discretionary grants for all team members, and our philosophy of fairness to all stakeholders.

The Compensation Committee intends to limit the number of shares granted to all team members in any one fiscal year so that annual earnings dilution from share-based payment expense will not exceed 10%. The Company’s actual dilution from share-based payment expense for each fiscal year since 2007 has been less than 10%.

Additionally, the Compensation Committee generally limits the total number of shares issuable under option grants in any fiscal year to the 32 members of the Whole Foods Leadership Network (“WFLN”) to no more than 10% of all shares issuable under equity grants made to all team members in such fiscal year. Including 2012, the Company has followed this practice for each fiscal year, except one, since WFLN was established more than a decade ago. The exception was primarily the result of the Compensation Committee’s decision to reward WFLN members’ extraordinary work and results in responding to the economic downturn of 2009.

For 2012, all equity grants were recommended by the executive team, and the final determination was made by the Compensation Committee after discussions among the executive team and the Compensation Committee, taking into consideration: (1) the Company’s usual broad-based grants, (2) the recent positive performance of the Company, (3) the guidelines on WFLN grants, and (4) our stakeholder fairness philosophy, including the requirement to expense equity grants and our current intent to limit the number of shares granted in any one year so that annual earnings dilution from share-based payment expenses will not exceed 10%.

In each fiscal year, the Company establishes a pool of grants based on prior year grants to all team members with a growth factor. The Company then estimates earnings dilution from share-based payment expense (to set the dilution guideline for the Compensation Committee) and establishes a 10% threshold for grants to WFLN. As necessary, the Compensation Committee reviews whether or not circumstances exist that suggest a deviation from our general practices.

Subject to certain exceptions set forth below, the Company schedules equity grant dates well in advance of any actual grant. Regarding our usual annual grants, the timing of grants is typically determined months in advance to coincide with a scheduled meeting of our Board of Directors and its Compensation Committee. Except in unusual circumstances, we do not allow grants at other dates. The grant date is established when the Company’s Compensation Committee approves the grant, and all key terms have been determined and are expected to be communicated to recipients within a relatively short period of time. The exercise price of each of our stock option grants is the market closing price on the grant date. The Company’s general policy is for the annual grant to occur within two weeks after the official announcement of our second quarter results so that the stock option exercise price reflects a fully-informed market price. If at the time of any planned option grant date any member of our Board of Directors or executive team is aware of material non-public information, the Company would not generally make the planned grant. In such event, as soon as practical after material information is made public, the Compensation Committee generally would have a specially called meeting and/or otherwise take all necessary steps to authorize the delayed grant. Regarding the grant process, the Compensation Committee does not delegate any related function, and executives are not treated differently from other team members.

The Company’s insider trading policy prohibits future hedging and pledging of Company stock by certain members of Company leadership, including all directors and executive officers.

Executive Retention Plan and Non-Compete Arrangement: What Our Compensation Program Is Designed to Reward

Through use of our Executive Retention Plan and Non-Compete Arrangement, we reward each executive’s long-term service with the Company and set forth the terms under which the Company and each executive, other than Mr. Mackey, may agree to protect the confidential information and market position of the Company after any such executive’s employment is terminated. Through this arrangement, we also encourage our executives’ continued services in the event a change in control becomes likely and/or occurs.

We believe this arrangement will protect the market position of the Company by discouraging our executives’ employment with our competitors and by protecting our confidential information while capping expectations. In the case of a change of control, we believe the arrangement strikes a balance between incentive and executive retention without providing the benefits to an executive who continues to be employed by an acquiring company.

Executive Retention Plan and Non-Compete Arrangement: How the Company Chooses Amounts and/or Formulas for Each Element

The elements of this arrangement were determined by generally studying the compensation arrangements of other companies within the United States, specifically non-compete agreements and change-of-control agreements. In applying these types of arrangements to the Company, the Compensation Committee considered the need to protect the Company’s strong market position, our current compensation programs and the need to motivate compliance with the arrangement through sufficiently high payments.

This arrangement is discussed in detail below under the heading titled: Potential Payments on Termination/Change of Control - 2010 Executive Retention Plan and Non-Compete Arrangement.

Tax and Certain Other Factors Considered by the Compensation Committee

In structuring our compensation programs, we take into account Internal Revenue Code Section 162(m). Under Internal Revenue Code Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Although our salary cap usually causes non-performance-based compensation to be below the $1,000,000 threshold, in certain years the Company’s executives may have compensation which results in non-deductibility under Internal Revenue Code Section 162(m).

Regarding most compensation matters, including the form and amount of executive and director compensation, the Company’s executive team provides recommendations to the Compensation Committee. Such recommendations include recommendations with respect to changes to executive team salaries, changes to the bonus plan, annual stock option grants, restricted stock grants, discretionary bonuses, other incentive awards and the fees paid to directors. The Compensation Committee considers a number of factors in establishing executive compensation, including executive team recommendations, general marketplace conditions and the Company’s growth and financial performance. However, the Compensation Committee does not delegate any of its functions to others in setting compensation.

John Mackey

Effective January 1, 2007, John Mackey, our Co-Chief Executive Officer, voluntarily reduced his salary to $1 and elected to forgo any future bonus and stock option awards. For fiscal year 2012, Mr. Mackey earned $1 in base salary and accrued $69,018 in paid time off during the fiscal year. Mr. Mackey will continue to receive the same non-cash benefits that other full-time team members receive, including a Team Member purchase discount card and health insurance.

Members of the Executive Team Other Than John Mackey

For fiscal year 2012, the Compensation Committee increased the salary of each of our named executive officers, other than Mr. Mackey, to $445,245 based on a 52-week year; fiscal year 2012 was a 53-week year. The Bonus Plan includes quantitative and qualitative components. For each member of the executive team other than Mr. Mackey, the quantitative portion was calculated to be $874,200 for fiscal year 2012. Additionally, the Compensation Committee awarded each of the members of the executive team, other than Mr. Mackey, the maximum qualitative bonus of $133,560 (30% of their annualized salary rate) in recognition of and appreciation for excellent performance during fiscal year 2012; however, the actual amount paid to these executive officers under the Bonus Plan was limited by the salary cap. Each member of the executive team, other than Mr. Mackey and Mr. Sud, also received a matching contribution to his or her 401(k) plan in the amount of $157, which is calculated according to a formula consistent with the matching contribution available to all participating team members.

Walter Robb

For fiscal year 2012, Mr. Robb earned $453,807 in base salary. For fiscal year 2012, Mr. Robb’s total cash compensation was $736,200. Due to the Company’s exceptional performance during fiscal year 2012 and the terms of the Bonus Plan, Mr. Robb also earned an additional $725,367 in cash compensation for fiscal year 2012 which was forfeited based on the application of the Company’s salary cap. Mr. Robb also received three grants of options to purchase shares totaling 14,684. The first of such grants is a leadership grant of options to purchase 10,000 shares, which is similar in size to the amount granted to each member of our executive team as of the grant date, other than Mr. Mackey. The second of such grants is an additional leadership grant of options to purchase 4,500 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The third grant of options to purchase 184 shares is based on his years of service with the Company. Mr. Robb also received an additional $64,241 during the fiscal year in the form of benefit hours earned.

A.C. Gallo

A.C. Gallo, 59, has served as President and Chief Operating Officer of the Company since May 2010. Prior to that, he was co-President and Co-Chief Operating Officer since September 2004. Mr. Gallo also served as Chief Operating Officer from December 2003 to September 2004. Mr. Gallo has held various positions with the Company and with Bread & Circus, Inc., which was acquired by the Company in October 1992, including Vice President and President of the North Atlantic Region, and Executive Vice President of Operations.

For fiscal year 2012, Mr. Gallo earned $453,807 in base salary. For fiscal year 2012, Mr. Gallo’s total cash compensation was $736,200. Due to the Company’s exceptional performance during fiscal year 2012 and the terms of the Bonus Plan, Mr. Gallo also earned an additional $725,367 in cash compensation for fiscal year 2012 which was forfeited based on the application of the Company’s salary cap. Mr. Gallo received three grants of options to purchase shares totaling 14,706. The first of such grants is a leadership grant of options to purchase 10,000 shares, which is similar in size to the amount granted to each member of our executive team as of the grant date, other than Mr. Mackey. The second of such grants is an additional leadership grant of options to purchase 4,500 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The third grant of options to purchase 206 shares is based on his years of service with the Company. Mr. Gallo received an additional $62,888 during the fiscal year in the form of benefit hours earned.

Glenda Flanagan

Glenda Flanagan, 59, has served as Executive Vice President and Chief Financial Officer of the Company since December 1988.

For fiscal year 2012, Ms. Flanagan earned $443,532 in base salary net of unpaid time off. For fiscal year 2012, Ms. Flanagan’s total cash compensation was $736,200. Due to the Company’s exceptional performance during fiscal year 2012 and the terms of the Bonus Plan, Ms. Flanagan also earned an additional $715,092 in cash compensation for fiscal year 2012 which was forfeited based on the application of the Company’s salary cap and compensation amounts paid to other executive officers, as detailed below. Ms. Flanagan also received three grants of options to purchase shares totaling 14,686. The first of such grants is a leadership grant of options to purchase 10,000 shares, which is similar in size to the amount granted to each member of our executive team as of the grant date, other than Mr. Mackey. The second of such grants is an additional leadership grant of options to purchase 4,500 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The third grant of options to purchase 186 shares is based on her years of service with the Company. Ms. Flanagan also received an additional $77,358 during the fiscal year in the form of benefit hours earned.

James (Jim) Sud

Jim Sud, 60, has served as Executive Vice President of Growth and Business Development of the Company since February 2001. Mr. Sud joined the Company in May 1997 and served as Vice President and Chief Operating Officer until February 2001. Mr. Sud served as a director of the Company from 1980 to 1997.

For fiscal year 2012, Mr. Sud earned $453,807 in base salary. For fiscal year 2012, Mr. Sud’s total cash compensation was $736,200. Due to the Company’s exceptional performance during fiscal year 2012 and the terms of the Bonus Plan, Mr. Sud also earned an additional $725,367 in cash compensation for fiscal year 2012 which was forfeited based on the application of the Company’s salary cap. Mr. Sud also received three grants of options to purchase shares totaling 14,634. The first of such grants is a leadership grant of options to purchase 10,000 shares, which is similar in size to the amount granted to each member of our executive team as of the grant date, other than Mr. Mackey. The second of such grants is an additional leadership grant of options to purchase 4,500 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The third grant of options to purchase 134 shares is based on his years of service with the Company. Mr. Sud also received an additional $58,270 during the fiscal year in the form of benefit hours earned.

David Lannon

David Lannon, 47, has served as Executive Vice President of Operations of the Company since February 2012. Prior to that, Mr. Lannon had served as President of the Northern California Region since December 2007 and President of the North Atlantic Region from March 2001 to December 2007. Mr. Lannon has held various positions with the Company and with Bread & Circus, Inc., which was acquired by the Company in October 1992, including Store Team Leader, Director of Store Operations and Vice President of the North Atlantic Region.

For fiscal year 2012, Mr. Lannon earned $435,659 in base salary. For fiscal year 2012, Mr. Lannon’s total cash compensation was $736,200. Due to the Company’s exceptional performance during fiscal year 2012 and the terms of the Bonus Plan, Mr. Lannon also earned an additional $707,219 in cash compensation for fiscal year 2012 which was forfeited based on the application of the Company’s salary cap. Mr. Lannon received three grants of options to purchase shares totaling 29,711. The first of such grants is a promotion grant of options to purchase 25,000 shares related to Mr. Lannon’s promotion to the Company’s executive team. The second of such grants is a leadership grant of options to purchase 4,500 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The third grant of options to purchase 211 shares is based on his years of service with the Company. Mr. Lannon received an additional $76,067 during the fiscal year in the form of benefit hours earned.

Ken Meyers

Ken Meyers, 44, has served as Executive Vice President of Operations of the Company since February 2012. Mr. Meyer also served as President of the Mid-Atlantic Region from October 2004 to February 2012. Mr. Meyer has held various positions with the Company and with Fresh Fields Market, which was acquired by the Company in August 1996, including Store Team Leader, Vice President of the Southwest Region, and President of the South Region.

For fiscal year 2012, Mr. Meyers earned $430,519 in base salary. For fiscal year 2012, Mr. Meyers’s total cash compensation was $736,200. Due to the Company’s exceptional performance during fiscal year 2012 and the terms of the Bonus Plan, Mr. Meyers also earned an additional $702,079 in cash compensation for fiscal year 2012 which was forfeited based on the application of the Company’s salary cap. Mr. Meyers received three grants of options to purchase shares totaling 29,658. The first of such grants is a promotion grant of options to purchase 25,000 shares related to Mr. Meyer’s promotion to the Company’s executive team. The second of such grants is a leadership grant of options to purchase 4,500 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The third grant of options to purchase 158 shares is based on his years of service with the Company. Mr. Meyers received an additional $89,480 during the fiscal year in the form of benefit hours earned.

Compensation Committee Report

The following Report of the Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

We have reviewed and discussed with management the forgoing Compensation Discussion and Analysis to be included in the Company’s Proxy Statement for its 2012 Shareholder Meeting, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy.

Compensation Committee
Mo Siegel (Chair)
Gabrielle Greene
Jonathan Sokoloff
Dr. Ralph Sorenson

Summary Compensation Table for Fiscal Year 2012

The following table includes information concerning compensation for the one-year periods ended September 30, 2012, September 25, 2011 and September 26, 2010 in reference to the seven members of our Executive Team who, we refer to as “named executive officers” and includes the required disclosure related to the Company’s Co-Chief Executive Officers, Chief Financial Officer and the two other most highly compensated executive officers. Cash compensation received by the named executive officer is found in the Salary, Bonus or Non-Equity Incentive Plan Compensation Columns of this Table, or in the case of a cash payment in exchange for unused paid time off at 75% of the value otherwise due, such payments are disclosed in the Benefit Hours Table in the year of payment. Except for cash payment in exchange for unused paid time off, total cash compensation received for each named executive officer in relation to each fiscal year is limited to the Company’s salary cap for such fiscal year. For fiscal years 2012, 2011 and 2010, the salary cap was $736,200, $721,000 and $705,037, respectively.

					Non-Equity
			Restricted	Option	Incentive Plan	All Other
	Salary	Bonus	Stock	Awards	Compensation	Compensation
Fiscal Year	(1)(2)	(3)(4)(5)(6)	(7)	(7)	(8)(9)(10)(11)(12)	(13)	Total
John Mackey - Co-Chief Executive Officer
2012	$1	$-	$-	$-	$-	$69,018	$69,019
2011	1	-	-	-	-	78,450	78,451
2010	1	-	-	-	-	45,968	45,969
Walter Robb - Co-Chief Executive Officer
2012	453,807	37,426	-	467,020	244,967	64,398	1,267,618
2011	394,692	53,051	-	121,359	273,257	74,601	916,960
2010	402,620	50,540	2,200,382	1,627,657	251,840	46,120	4,579,159
A.C. Gallo - President and Chief Operating Officer
2012	453,807	37,426	-	467,728	244,967	63,045	1,266,973
2011	399,585	53,051	-	120,716	268,364	53,340	895,056
2010	353,482	50,540	2,200,382	1,633,676	300,978	46,120	4,585,178
Glenda Flanagan - Executive Vice President and Chief Financial Officer
2012	443,532	38,788	-	467,085	253,880	77,515	1,280,800
2011	358,266	53,051	-	121,461	275,432	60,317	868,527
2010	331,289	50,540	-	599,063	278,787	24,721	1,284,400
Jim Sud - Executive Vice President of Growth and Business Development
2012	453,807	37,426	-	465,412	244,967	58,270	1,259,882
2011	383,279	53,051	-	120,073	284,673	49,391	890,464
2010	370,918	50,540	-	599,901	283,542	45,968	1,350,869
David Lannon - Executive Vice President of Operations (14)
2012	435,659	39,831	-	955,803	260,710	76,224	1,768,227
Ken Meyers - Executive Vice President of Operations (14)
2012	430,519	40,512	-	954,098	265,169	89,637	1,779,935

(1) In 2012 the annualized average rate of pay for all named executive officers, excluding Mr. Mackey, was $453,807 (including an extra payroll week, 53 weeks = 2,120 hours). In 2011 the annualized average rate of pay for all named executive officers, excluding Mr. Mackey, was $424,000. In 2010 the annualized average rate of pay for all named executive officers, excluding Mr. Mackey, was $412,000. Amounts shown in the Salary column of this Table reflect the amount actually received by each named executive officer during the fiscal year, not such officer’s annual rate of pay for the indicated fiscal year; rates may be higher than amounts shown due to the named executive officer electing to take time-off without pay.

(2) Effective January 1, 2007, Mr. Mackey voluntarily reduced his annual salary to $1 and elected to forgo earning any future cash compensation, stock awards and/or option awards.

(3) Under the Bonus Plan for named executive officers, excluding Mr. Mackey, and subject to the salary cap, related amounts were earned and paid to the named executive officer for the fiscal year. Based on the elements of this compensation structure and applicable disclosure rules, only the qualitative portion of the Bonus Plan compensation is disclosed in this column (See Non-Equity Incentive Plan Compensation Column of this Table for additional compensation under the quantitative portion of the Bonus Plan).

(4) For fiscal year 2012, the Compensation Committee awarded the maximum qualitative bonus of $133,560 (30% of the annual base salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2012. The quantitative portion of the Bonus Plan award was calculated to be $874,200 for fiscal year 2012. The total of these two amounts is $1,007,760. The amounts shown were calculated by multiplying approximately 13% (the ratio of the $133,560 qualitative award amount to the total Bonus Plan award amount of $1,007,760) times the average actual total cash paid under the Bonus Plan after the application of the salary cap for Mr. Robb, Mr. Gallo, Ms. Flanagan, Mr. Sud, Mr. Lannon and Mr. Meyers.

(5) For fiscal year 2011, the Compensation Committee awarded the maximum qualitative bonus of $127,200 (30% of the annual base salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2011. The quantitative portion of the Bonus Plan award was calculated to be $660,403 for fiscal year 2011. The total of these two amounts is $787,603. The amounts shown were calculated by multiplying approximately 16% (the ratio of the $127,200 qualitative award amount to the total Bonus Plan award amount of $787,603) times the average actual total cash paid under the Bonus Plan after the application of the salary cap for Mr. Robb, Mr. Gallo and Mr. Sud. Although Ms. Flanagan’s cash compensation would not have exceeded the salary cap, her bonus amount paid was limited to the amount paid to other executives.

(6) For fiscal year 2010, the Compensation Committee awarded the maximum qualitative bonus of $123,600 (30% of the annual base salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2010. The quantitative portion of the Bonus Plan award was calculated to be $681,802 for fiscal year 2010. The total of these two amounts is $805,402. The amounts shown were calculated by multiplying approximately 15% (the ratio of the $123,600 qualitative award amount to the total Bonus Plan award amount of $805,402) times the average actual total cash paid under the Bonus Plan after the application of the salary cap for Mr. Robb, Mr. Gallo and Mr. Sud. Although Ms. Flanagan’s cash compensation would not have exceeded the salary cap, her bonus amount paid was limited to the amount paid to other executives.

(7) Amounts represent grant date fair value. See Note 14 of the consolidated financial statements in the Company’s Annual Report for the year ended September 30, 2012 regarding assumptions underlying the valuation of equity awards.

(8) Under the Bonus Plan for named executive officers, excluding Mr. Mackey, and subject to the salary cap, related amounts were earned and paid to the named executive officer for the fiscal year. Based on the elements of this compensation structure and applicable disclosure rules, only the quantitative portion of the Bonus Plan compensation is disclosed in this column (See Bonus Column of this Table for additional compensation under the qualitative portion of the Bonus Plan).

(9) The amount shown in this column for each named executive officer, other than Mr. Mackey, is the total amount paid under the Bonus Plan, less the amount disclosed in the Bonus column of this table.

(10) For fiscal year 2012, the quantitative portion of the Bonus Plan was calculated to be $874,200. Additionally, the Compensation Committee awarded the maximum qualitative bonus of $133,560 (30% of the annual salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2012. The total of these two amounts is $1,007,760. The portion of the Bonus Plan bonus disclosed in this column is the actual total cash paid under the Bonus Plan, after a deduction of the amount allocated to the qualitative portion of the bonus under the Bonus Plan (See Bonus Column of this Table) and after the application of the salary cap for Mr. Robb, Mr. Gallo, Ms. Flanagan, Mr. Sud, Mr. Lannon and Mr. Meyers.

(11) For fiscal year 2011, the quantitative portion of the Bonus Plan was calculated to be $660,403. Additionally, the Compensation Committee awarded the maximum qualitative bonus of $127,200 (30% of the annual salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2011. The total of these two amounts is $787,603. The portion of the Bonus Plan bonus disclosed in this column is the actual total cash paid under the Bonus Plan, after a deduction of the amount allocated to the qualitative portion of the bonus under the Bonus Plan (See Bonus Column of this Table) and after the application of the salary cap for Mr. Robb, Mr. Gallo and Mr. Sud. Although Ms. Flanagan’s cash compensation would not have exceeded the salary cap, her bonus amount paid was limited to the average of the amounts paid to other executives.

(12) For fiscal year 2010, the quantitative portion of the Bonus Plan was calculated to be $681,802. Additionally, the Compensation Committee awarded the maximum qualitative bonus of $123,600 (30% of the annual salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2010. The total of these two amounts is $805,402. The portion of the Bonus Plan bonus disclosed in this column is the actual total cash paid under the Bonus Plan, after a deduction of the amount allocated to the qualitative portion of the bonus under the Bonus Plan (See Bonus Column of this Table) and after the application of the salary cap for Mr. Robb, Mr. Gallo and Mr. Sud. Although Ms. Flanagan’s cash compensation would not have exceeded the salary cap, her bonus amount paid was limited to the average of the amounts paid to other executives.

(13) Except as noted below, the balance of the amounts in this column related to benefit hours accumulated by the executive during the fiscal year (See Benefit Hours Table: Registrant Contribution Column). Also reflected in this Column are the Company’s 401(k) match payments, which are available to all team members. For fiscal year 2012, each executive other than Mr. Mackey and Mr. Sud received $157 in 401(k) match payments. For fiscal year 2011, each executive other than Mr. Mackey and Mr. Sud received $161 in 401(k) match payments. For fiscal year 2010, each executive other than Mr. Mackey and Mr. Sud received $152 in 401(k) match payments.

(14) Neither Mr. Lannon nor Mr. Meyers were named executive officers at any time during fiscal years 2011 and 2010.

Grants of Plan-Based Awards for Fiscal Year 2012

						All Other
					All Other	Option
					Stock	Awards:		Grant Date
					Awards:	Number of		Fair Value
					Number of	Securities	Exercise or	of Stock
		Estimated Future Payouts Under			Shares of	Underlying	Base Price	and Option
	Grant	Non-Equity Incentive Plan Awards			Stock or	Options	of Option	Awards
Name	Date	Threshold	Target (2)	Maximum	Units	(3)	Awards	(4)
John Mackey (1)			$-		-	-	$-	$-
Walter Robb			291,000
	2/10/12				-	10,000	81.62	316,336
	5/11/12				-	4,500	88.54	144,765
	5/11/12				-	184	88.54	5,919
A.C. Gallo			291,000
	2/10/12				-	10,000	81.62	316,336
	5/11/12				-	4,500	88.54	144,765
	5/11/12				-	206	88.54	6,627
Glenda Flanagan			291,000
	2/10/12				-	10,000	81.62	316,336
	5/11/12				-	4,500	88.54	144,765
	5/11/12				-	186	88.54	5,984
Jim Sud			291,000
	2/10/12				-	10,000	81.62	316,336
	5/11/12				-	4,500	88.54	144,765
	5/11/12				-	134	88.54	4,311
David Lannon			291,000
	5/11/12				-	25,000	88.54	804,250
	5/11/12				-	4,500	88.54	144,765
	5/11/12				-	211	88.54	6,788
Ken Meyers			291,000
	5/11/12				-	25,000	88.54	804,250
	5/11/12				-	4,500	88.54	144,765
	5/11/12				-	158	88.54	5,083

(1) Effective January 1, 2007, Mr. Mackey voluntarily reduced his salary to $1 and elected to forgo earning any future cash compensation, stock awards and/or option awards.

(2) The Bonus Plan has a qualitative discretionary component (See Summary Compensation Table: Bonus column) and a quantitative component which is described here. The quantitative component of the Bonus Plan does not provide for threshold or maximum payment amounts, except that the payment may be limited due to the salary cap. Specified targets under the quantitative portion of the Bonus Plan are described above under the heading “Cash Compensation: What Our Compensation Program is Designed to Reward.” The amount disclosed as each named executive officer’s “target” under the quantitative portion of the Bonus Plan for fiscal year 2012 is a representative amount. This disclosed figure was determined by calculating the difference between their base salary and the salary cap. Each named executive officer’s compensation under the Bonus Plan for fiscal year 2012 is subject, together with base salary, to the salary cap described in the Compensation Discussion and Analysis section above. Without our salary cap, the target amount would be an amount equal to the total bonus earned under the Bonus Plan for fiscal year 2012, including amounts paid under the qualitative and quantitative portions of such plan and amounts forfeited, as follows: Mr. Robb $37,426 + $244,967 + $725,367 = $1,007,760; Mr. Gallo $37,426 + $244,967 + $725,367 = $1,007,760; Ms. Flanagan $38,788 + $253,880 + $715,092 = $1,007,760; and Mr. Sud $37,426 + $244,967 + $725,367 = $1,007,760; Mr. Lannon $39,831 + $260,710 + $707,219 = $1,007,760; Mr. Meyers $40,512 + $265,169 + $702,079 = $1,007,760.

(3) Options become exercisable in four equal installments each year beginning on the first anniversary of the grant date, and they have a seven-year term.

(4) See Note 14 of the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 30, 2012 regarding assumptions underlying the valuation of equity awards.

Outstanding Equity Awards Value at Fiscal Year-End 2012

The following table includes certain information with respect to the value of all restricted stock and unexercised options previously awarded to the named executive officers at the fiscal year ended September 30, 2012. The number of restricted stock and options held at September 30, 2012 includes restricted stock and options granted under the Whole Foods Market, Inc. 2009 Stock Incentive Plan, which is a consolidation, amendment and restatement of the Whole Foods Market, Inc. Stock Incentive Plan for team members and the Whole Foods Market, Inc. Amended and Restated Stock Option Plan for Outside Directors.

	Option Awards				Stock Awards
	Number of Securities Underlying				Shares or Units of Stock
	Unexercised Options				That Have Not Vested
			Option	Option
			Exercise	Expiration		Market
Name	Exercisable	Unexercisable	Price	Date	Number	Value
		(1)
John Mackey
	-	-	-	-	-	-
Walter Robb					-	-
	4,648	-	27.620	05/23/13
	9,117	3,039	18.900	05/22/16
	2,083	2,082	40.830	05/14/17
	1,181	3,540	62.490	05/13/18
	-	10,000	81.620	02/10/19
	-	4,684	88.540	05/11/19
	17,250	57,750	40.830	05/14/20
A.C. Gallo					-	-
	3,210	3,120	18.900	05/22/16
	1,169	2,244	40.830	05/14/17
	1,174	3,522	62.490	05/13/18
	-	10,000	81.620	02/10/19
	-	4,706	88.540	05/11/19
	17,250	57,750	40.830	05/14/20
Glenda Flanagan					-	-
	4,658	-	27.620	05/23/13
	9,274	3,091	18.900	05/22/16
	2,212	2,209	40.830	05/14/17
	1,182	3,543	62.490	05/13/18
	-	10,000	81.620	02/10/19
	-	4,686	88.540	05/11/19
	5,750	19,250	40.830	05/14/20
Jim Sud					-	-
	6,269	3,088	18.900	05/22/16
	2,234	2,232	40.830	05/14/17
	1,168	3,503	62.490	05/13/18
	-	10,000	81.620	02/10/19
	-	4,634	88.540	05/11/19
	5,750	19,250	40.830	05/14/20
David Lannon					-	-
	140	2,671	18.900	05/22/16
	2,348	2,347	40.830	05/14/17
	1,176	3,527	62.490	05/13/18
	-	29,711	88.540	05/11/19
	2,300	7,700	40.830	05/14/20
Ken Meyer					-	-
	4,622	-	27.620	05/23/13
	-	2,657	18.900	05/22/16
	2,320	2,320	40.830	05/14/17
	1,162	3,486	62.490	05/13/18
	-	29,658	88.540	05/11/19
	2,300	7,700	40.830	05/14/20

(1) Other than grants expiring on May 14, 2020, options become exercisable in four equal installments each year beginning on the first anniversary of the grant date. Grants expiring on May 14, 2020 become exercisable in nine equal installments each year beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested for Fiscal Year 2012

The following table includes certain information with respect to the options exercised by the named executive officers and restricted stock awards vesting during the fiscal year ended September 30, 2012.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise (1)	Vesting	Vesting
John Mackey	24,000	$504,852	-	$-
Walter Robb	28,642	812,813	-	-
A.C. Gallo	20,690	686,040	-	-
Glenda Flanagan	28,653	678,395	-	-
Jim Sud	36,189	982,149	-	-
David Lannon	31,650	892,566	-	-
Ken Meyer	36,590	1,005,587	-	-

(1) Value Realized on Exercise is calculated as the difference between the total fair market value of the shares on the date of exercise (using the closing market price on the exercise date), less the total option price paid for the shares, regardless of whether or not the shares were sold on the date of exercise, sold subsequently, or held.

Non-Qualified Deferred Compensation for Fiscal Year 2012

Benefit Hours

The table below provides information concerning the benefit hours related to accrued paid vacation and other personal time for each of our named executive officers during the fiscal year ended September 30, 2012.

Upon termination of employment, all team members are entitled to receive a related lump sum payment for unused benefit hours, and in such year of termination of employment, total cash compensation received may be in excess of the salary cap. If a termination of employment had occurred as of September 30, 2012, in addition to other benefits discussed herein, each executive would be entitled to receive the amount specified in the Aggregate Balance at Last Fiscal Year End column of this Table.

	Executive	Registrant	Aggregate
	Contributions	Contributions in	Earnings in	Aggregate	Aggregate Balance at
	in Last Fiscal	Last Fiscal Year	Last Fiscal	Withdrawals	Last Fiscal Year End
Name	Year	(1)	Year	Distributions	(2)
John Mackey	$-	$69,018	$-	$-	$456,269
Walter Robb	-	64,241	-	-	529,820
A.C. Gallo	-	62,888	-	-	361,761
Glenda Flanagan	-	77,358	-	-	631,477
Jim Sud	-	58,270	-	-	230,072
David Lannon	-	76,067	-	-	174,245
Ken Meyers	-	89,480	-	-	196,058

(1) Reflects the net increase in amount from last year, including: (a) paid time off hours earned this year in excess of hours used; and (b) any increase in executives’ rates of pay during the fiscal year applied to paid time off hours earned but not yet used from prior years.

(2) Amounts are calculated using paid time off hours earned at the executives’ 2012 rate of pay of $214.06 per hour as follows: Mr. Mackey 2,131.5 paid time off hours; Mr. Robb 2,475.1 hours; Mr. Gallo 1,690 hours; Ms. Flanagan 2,950 hours; Mr. Sud 1,074.8 hours; Mr. Lannon 814 hours; and Mr. Meyers 915.9 hours.

Potential Payments on Termination/Change of Control

2010 Executive Retention Plan and Non-Compete Arrangement

During fiscal year 2010, the Company entered into agreements pursuant to our Executive Retention Plan (the “Plan”) with Mr. Robb, Mr. Gallo, Ms. Flanagan, Mr. Sud, Mr. Lannon and Mr. Meyers. In keeping with his voluntary decision to reduce his annual salary to $1 and forgo earning any future cash compensation, stock awards and options awards, John Mackey, Co-Chief Executive Officer, opted not to execute such agreement.

Non-Compete and Non-Solicitation Portion of Arrangement

Pursuant to these agreements, if at any time one of the above-named executive’s employment is terminated other than for “cause” (as defined in the Plan) and if within 45 days of such termination, the named executive signs a release and continues compliance with the confidentiality, non-compete, non-solicitation, non-disparagement and other restrictions of the Plan, then the named executive will receive the following from the Company:

  up to a designated amount, for a maximum of five years, paid in equal semiannual installments;

  all stock options granted to the named executive will vest and become immediately exercisable and remain exercisable until the earlier of the fifth anniversary of termination or the original expiration date of the stock option; and

  reimbursement by the Company of COBRA premiums paid by the named executive.

The confidentiality and non-disparagement restrictions are of unlimited duration. The non-compete and non-solicitation restrictions apply for a period of five years following the termination of the named executive’s employment.

If one of the above-named executive’s (other than Walter Robb) employment is voluntarily terminated by such person for a reason other than a “good reason” (as defined in the Plan), “disability” (as defined in the Plan) or death, the benefits described in the bullets above shall not be paid, but instead are subject to future negotiation between either one of the two Co-Chief Executive Officers of the Company and the named executive except as follows. In the event either of the two Co-Chief Executive Officers of the Company are involuntarily terminated or if both of the Co-Chief Executive Officers die and/or otherwise terminate employment with the Company within 45 days of each other and the named executive subsequently terminates employment with the Company, the benefits described in the bullets above will be payable. In the case of the negotiation of benefits due to a voluntary termination without good reason, the semiannual non-compete payment shall not exceed $800,000 for A.C. Gallo, nor $600,000 for Glenda Flanagan or Jim Sud, nor $400,000 for David Lannon or Ken Meyers, adjusted to reflect the increase, if any, in the Consumer Price Index. In the case of the negotiated benefits due to a voluntary termination without good reason, as of the following indicated dates, the amount of the semiannual non-compete payment negotiated shall not be less than the specified percentage of the maximum amount set forth in the preceding sentence: as of October 1, 2012, 20%; as of October 1, 2013, 40%; as of October 1, 2014, 60%; as of October 1, 2015, 80%, and; as of October 1, 2016, 100%.

If Walter Robb’s employment is voluntarily terminated by him, for a reason other than a good reason, disability or death, the benefits described in the bullets above shall not be paid, but instead are subject to future negotiation between him and the other Co-Chief Executive Officer of the Company except as follows. In the event that John Mackey dies or terminates employment with the Company for any reason and Walter Robb subsequently terminates his employment with the Company, the benefits described in the bullets above will be payable. In the case of the negotiation of benefits due to a voluntary termination without good reason, the semiannual non-compete payment, if any, shall not exceed $800,000 for Walter Robb, adjusted to reflect the increase, if any, in the Consumer Price Index. In the case of the negotiated benefits due to a voluntary termination without good reason, as of the following indicated dates, the amount of the semiannual non-compete payment negotiated shall not be less than the specified percentage of the maximum amount set forth in the preceding sentence: as of October 1, 2012, 20%; as of October 1, 2013, 40%; as of October 1, 2014, 60%; as of October 1, 2015, 80%, and; as of October 1, 2016, 100%.

If a termination of the executive’s employment, not by the executive and other than for cause, had occurred as of September 30, 2012, and if the executive elected to comply with non-compete and other material provisions, we estimate the value of the benefits described above would have been as follows:

		Accelerated
	Semiannual	Vesting of Stock	Monthly Reimbursement of
	Payment Amount	Options	COBRA
Named Executive Officer Premiums	(1)	(2)	(3)
Walter Robb	$800,000	$1,658,895	$219
A.C. Gallo	800,000	1,662,035	930
Glenda Flanagan	600,000	908,823	525
Jim Sud	600,000	906,746	612
David Lannon	400,000	1,144,467	919
Ken Meyers	400,000	1,141,595	919

(1) Paid in equal semiannual installments for a maximum of five years, subject to executive’s continued compliance with non-compete and other material provisions of the Plan. Assuming the executive complied with such restrictions for the entire five-year period, the total amount payable would be: $8,000,000 for Mr. Robb; $8,000,000 for Mr. Gallo; $6,000,000 for Ms. Flanagan; $6,000,000 for Mr. Sud; $4,000,000 for Mr. Lannon; and, $4,000,000 for Mr. Meyers.

(2) Amounts were determined by measuring the fair value of the related modification of the unvested stock options as of September 30, 2012.

(3) Paid monthly for a maximum of 18 months, subject to executive’s continued compliance with non-compete and other material provisions of the Plan. Assuming the executive complied with such restrictions for the entire 18-month period, the total amount payable would be: $3,942 for Mr. Robb; $16,740 for Mr. Gallo; $9,450 for Ms. Flanagan; $11,016 for Mr. Sud; $16,542 for Mr. Lannon; and, $16,542 for Mr. Meyers.

Change of Control Portion of Arrangement

These agreements also provide that for the two-year period following a change of control:

  the named executives’ annual base salary will be at least equal to 26 times the highest bi-weekly base salary rate applicable to the named executive in the one-year period immediately preceding the month in which the change of control occurs;

  the named executive’s annual bonus will be calculated according to the formula used to calculate the named executive’s last annual bonus paid prior to the change of control (unless any comparable bonus under the Company’s successor plan would result in a higher payment to the named executive);

  the named executive will be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies and programs applicable generally to similarly titled persons of the Company or affiliated companies, in each case not less favorable, in the aggregate, than the most favorable of those provided by the Company and affiliated companies for such persons under such plans, practices, policies and programs as in effect prior to the change of control;

  the named executive will be eligible to participate in the Company’s medical, dental, disability, life and other insurance programs; and

  the named executive will receive certain other benefits consistent with those provided prior to the change of control.

If a change of control had occurred as of September 30, 2012 and the named executives continued in the employ of the Company for the two-year period, we estimate the value of the benefits described above would have been as follows:

			Participation in	Participation in
Named Executive	Salary	Bonus	Incentive and	Insurance	Other Benefits
Officer	(1)	(2)	Retirement Plans	Programs	(3)
Walter Robb	$890,400	$582,000	$-	$4,820	$5,775
A.C. Gallo	890,400	582,000	-	17,621	5,775
Glenda Flanagan	890,400	582,000	-	10,335	5,775
Jim Sud	890,400	582,000	-	12,726	5,775
David Lannon	890,400	582,000	-	18,981	5,775
Ken Meyers	890,400	582,000	-	18,981	5,775

(1) Calculated as two times the current base salary.

(2) Calculated as approximately two times the bonus amount payable under the Bonus Plan for fiscal year 2012, starting with the salary cap and deducting the fiscal year 2012 base salary amount.

(3) Figure represents an estimate of reimbursement for reasonable work-related expenses.

In addition, during such two-year period, if the above-named executive is terminated other than for cause or if one of the above-named executive voluntarily terminates employment with good reason (collectively an “involuntary termination”), then such named executive will be entitled to receive from the Company a lump sum amount equal to three times the sum of (a) the named executive’s annual base salary and (b) the average of the last three bonuses paid to the named executive. If a change of control and involuntary termination of the named executives had occurred as of September 30, 2012, we estimate the value of this lump sum amount would have been as follows:

Named Executive Officer	Lump Sum Severance Payment
(1)
Walter Robb	$2,216,700
A.C. Gallo	2,216,700
Glenda Flanagan	2,216,700
Jim Sud	2,216,700
David Lannon	2,445,200
Ken Meyers	2,461,200

(1) Payment is based on three times the sum of (a) the named executive’s annual base salary and (b) the average of the last three bonuses payable to the named executive calculated by starting with the applicable salary cap in each year and deducting the executive’s annual base salary for the year.

In addition to the payments above, each of the named executives is entitled to a payout of the balances found in their Benefit Hours Table in the Aggregate Balance at Last Fiscal Year End column.

This description is qualified in its entirety by the full text of the Form of Executive Retention Plan and Non-Compete Arrangement, as amended, which can be found as Exhibit 10.6 to the Company’s Current Report on Form 10-K filed with the SEC on November 21, 2012, and such exhibit is incorporated herein by reference.

1991 Retention Agreement

In 1991, the Company entered into a retention agreement with Mr. Mackey. This agreement provides for certain benefits upon an involuntary termination of employment, other than for cause, after a “Triggering Event.” A Triggering Event includes (1) a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or (2) the sale of all or substantially all of the Company’s assets. The benefits to be received by Mr. Mackey if his employment is terminated after a Triggering Event occurs include: receipt of a lump sum severance payment equal to the executive’s then-current annual salary and prior year’s bonus; continuation of life, health and disability benefits for one year after the termination of employment; and the immediate vesting of any outstanding stock options granted to such executive officer with up to six months to exercise.

If a Triggering Event and an involuntary termination of employment other than for cause had occurred as of September 30, 2012, we estimate the value of the benefits under the Retention Agreement would have been as follows:

		Continuation	Accelerated
	Lump Sum	of Insurance	Vesting of
Named Executive Officer	Severance Payment	Benefit	Stock Options
(1)
John Mackey	$ 1	$ 7,940	$ -

(1) Payment based on Mr. Mackey’s fiscal year 2012 salary of $1 plus receipt of no bonus under the Bonus Plan.

In addition to the payments above, Mr. Mackey is entitled to a payout of the balances found in his Benefit Hours Table in the Aggregate Balance at Last Fiscal Year End column.

Director Compensation Table

For fiscal year 2012, each of our non-employee directors received the following: a $9,101 quarterly retainer; $6,696 for each Board of Directors’ meeting attended in person; $1,226 for each Committee meeting attended in person in conjunction with a Board of Directors meeting; $4,906 for each Committee meeting attended in person apart from a Board of Directors meeting; $1,635 for each Board of Directors/Committee meeting greater than two hours in length attended by telephone in which a majority of directors/committee members participated; $1,226 for each Board of Directors/Committee meeting between one and two hours in length attended by telephone in which a majority of directors/committee members participated; and $614 for each Board of Directors/Committee meeting between fifteen minutes and one hour in length attended by telephone in which a majority of directors/committee members participated. Each quarter a retainer was paid to the Chairman of the Board in the amount of $10,409. Finally, each quarter the Board of Directors Committee Chairs received the following retainers: $3,898 to the Audit Committee Chair; $2,044 to the Compensation Committee Chair; and $2,044 to the Nominating & Governance Committee Chair.

We strive to promote an ownership mentality among key leadership and the Board of Directors. Our Corporate Governance Principles provide that it is the policy of the Board of Directors to encourage each director to maintain a stock ownership investment in the Company equal to the estimated cash compensation received by each such director for the first full year of service on the Board of Directors. All directors are in compliance with this policy. See Other Information – Beneficial Ownership for information regarding the Company ownership interests of each member of our Board of Directors. The members of our Board of Directors receive regular grants of options and restricted stock. Options and restricted stock become exercisable in four equal installments each year beginning on the first anniversary of the grant date.

The following table provides compensation information for the one-year period ended September 30, 2012 for each member of our Board of Directors as of such date.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or	Stock	Option	Non-Equity	Deferred	All Other
	Paid in	Awards	Awards	Incentive Plan	Compensation	Compensation
	Cash	(1)	(2)	Compensation	Earnings	(3)	Total
Dr. John	$125,047	$38,105	$61,290	$-	$-	$-	$224,442
Elstrott
Gabrielle	99,898	38,105	61,290	-	-		199,293
Greene
Hass	84,495	38,105	61,290	-	-	-	183,890
Hassan
Stephanie	84,495	38,105	61,290	-	-		183,890
Kugelman
John	-	-	-	-	-	-	-
Mackey(4)
Walter	-	-	-	-	-	-	-
Robb(4)
Jonathan	80,257	-	-	-	-	-	80,257
Seiffer
Mo Siegel	92,571	38,105	61,290	-	-	-	191,966
Jonathan	76,637	-	-	-	-	-	76,637
Sokoloff
Dr. Ralph	92,571	38,105	61,290	-	-	-	191,966
Sorenson
Kip	84,495	38,105	61,290	-	-	-	183,890
Tindell

(1) Amounts represent grant date fair value. See Note 14 of the consolidated financial statements of the Company’s Annual Report for the year ended September 30, 2012 regarding assumptions underlying the valuation of equity awards. The total number of shares granted to each specified director during fiscal year 2012 was 570.

(2) Amounts represent the grant date fair value. See Note 14 of the consolidated financial statements in the Company’s Annual Report for the year ended September 30, 2012 regarding assumptions underlying the valuation of equity awards. Directors Dr. John B. Elstrott, Gabrielle E. Greene, Hass Hassan, Morris J. Siegel, Dr. Ralph Z. Sorenson, Stephanie Anne Kugelman, and William A. Tindell each received 2,250 shares during fiscal year 2012. In lieu of 2,250 shares being granted to each of directors Jonathan Seiffer and Jonathan Sokoloff, Leonard Green & Partners, L.P. received 4,500 shares during fiscal year 2012. At fiscal year end the aggregate number of option awards outstanding for each director was as follows: Dr. John B. Elstrott, 12,812; Gabrielle E. Greene, 15,500; Hass Hassan, 23,000; Morris J. Siegel, 25,250; Dr. Ralph Z. Sorenson, 25,250; Stephanie Anne Kugelman 14,875; William A. Tindell 20,500; Jonathan A. Seiffer 2,250; Jonathan D. Sokoloff 2,250; Leonard Green & Partners, L.P. 9,000.

(3) The specified amount relates to reimbursement payments for continuing board education. The Company’s policy is that, upon request from a director, the Company will reimburse the director for travel and meal expenses incurred during their travel for Company business, and for continuing board education up to $7,500 in any calendar year including related travel and meal expenses incurred.

(4) See Summary Compensation Table for disclosure related to Mr. Mackey and Mr. Robb who are each also an Executive Officer of the Company. Neither Mr. Mackey nor Mr. Robb receives any compensation for serving as a member of the Board of Directors.

Code of Business Conduct

The Company expects all of its team members and directors to act in accordance with the highest standards of personal and professional integrity at all times, and to comply with the Company’s policies and procedures and all laws, rules and regulations of any applicable international, federal, provincial, state or local government. The Board of Directors has adopted a Code of Business Conduct, which is posted on the Company’s website at http://www.wholefoodsmarket.com/sites/default/files/media/Global/Company%20Info/PDFs/CodeofBusinessConduct%20090612.pdf. The Code of Business Conduct applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller and other persons who perform similar functions for the Company, in addition to the corporate directors and employees of the Company.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans by type as of September 30, 2012.

Number of
securities remaining
available for future
	Number of securities to	Weighted average	issuance under equity
	be issued upon exercise	exercise price	compensation plans
	of outstanding options,	of outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in the first column)
Equity compensation plans
approved by security holders	9,981,938	$60.33	8,427,610
Equity compensation plans
not approved by security holders	-	-	-
Total	9,981,938	$60.33	8,427,610

Certain Relationships and Related Transactions

BookPeople

During fiscal year 2012, the Company received lease payments totaling approximately $0.5 million from BookPeople, Inc. (“BookPeople”), a retailer of books and periodicals unaffiliated with the Company. Mr. Mackey and Ms. Flanagan, executive officers of the Company, own approximately 51% and 2%, respectively, of the capital stock of BookPeople. BookPeople leases retail space from the Company at one of the Company’s Austin, Texas locations. The lease, which was entered into on December 31, 1993, provides for an aggregate annual minimum rent of approximately $0.5 million.

Related Party Transactions in General

The Nominating & Governance Committee of the Board of Directors, pursuant to its written charter, generally is charged with the responsibility of reviewing certain issues involving potential conflicts of interest, and reviewing and approving all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Company’s Code of Business Conduct requires officers and directors to contact the chairperson of the Nominating & Governance Committee regarding potential conflicts of interest which would include potential related party transactions. The Nominating & Governance Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Nominating & Governance Committee, the Company expects that the Committee would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the Committee would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. Other than as described above, no transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2012 that was submitted to the Nominating & Governance Committee for approval as a “related party” transaction.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Shareholders have an opportunity to cast an advisory vote to approve compensation of executives as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal year 2012 executive compensation programs and policies and the compensation paid to the named executive officers. At the Company’s 2011 Annual Meeting, the majority of our shareholders voted to advise us to include a Say on Pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on the compensation of executives every year. This non-binding, advisory vote on the frequency of Say on Pay proposals must be held at least once every six years.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to attract and retain qualified, energetic team members who are enthusiastic about the Company’s mission and culture in order to achieve our corporate objectives and increase shareholder value.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, and is consistent with our commitment to high standards of corporate governance.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

PROPOSAL 4 – TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE COMPANY’S STOCK INCENTIVE PLAN AND INCREASE THE SHARE POOL REDUCTION FOR FULL VALUE AWARDS

On January 17, 2013, the Board of Directors approved an amendment to our 2009 Stock Incentive Plan (the “Plan”), subject to the approval of the Company’s shareholders, to: (1) increase the number of shares authorized for issuance under the Plan by an additional 14.5 million shares of common stock and (2) provide that the grant of any full value award (i.e. restricted shares and restricted share units) shall be deemed, for purposes of determining the number of shares available for issuance under the Plan, as an award of 2.25 shares for each such share actually subject to the award (instead of the current 2 for 1 counting method). If this amendment is approved, the number of shares authorized and available for issuance under the Plan will be adjusted upward by the number of additional shares authorized and for future full value award grants, the pool of available shares will be reduced by 2.25 shares for each share subject to an award. In the event of a stock split, stock dividend, recapitalization, reorganization or similar action, the number of shares under the Plan will be adjusted accordingly.

As of September 30, 2012, options to purchase an aggregate of 72,151,700 shares of common stock (net of options canceled) had been granted pursuant to the Plan, and options to purchase 52,255,799 shares had been exercised. Options to purchase 9,981,938 shares remained outstanding under the Plan (at exercise prices ranging from $11.12 to $92.55 per share with a weighted average price of $60.33) as of such date, and options to purchase 8,427,610 shares of common stock remained available under the Plan for future grant. In increasing the number of shares authorized for issuance under the Plan by 14.5 million, the Company intends to provide sufficient capacity for the continued administration of the Plan, based on current practices, over the next four years.

In May 2012, the Company implemented a net-settled stock option exercise program to help minimize the dilution from stock option exercises. In a net exercise, the exercise of the option is accomplished by withholding shares equal to the value of the grant price for all exercised shares and related taxes from the number of shares that would otherwise be delivered upon exercise of the option. For stock options granted prior to May 2012, the Company will encourage but cannot require net exercises. For stock options granted during or after May 2012, the Company currently intends to require net exercises.

Philosophy

We are requesting the increase in the number of shares authorized for issuance under our Stock Incentive Plan because we believe that this Plan, under which all of our full-time and part-time team members are eligible for award grants, creates an ownership consciousness among our team members that more closely aligns their interests with those of our shareholders. Through our broad-based plan, our team members share in the risks and the rewards of our business. Approximately 96% of the options granted under the Plan have been granted to team members who are neither an executive officer nor a director.

We believe our broad-based Plan is instrumental in our ability to attract, motivate and retain team members. For 15 consecutive years, our team members have helped to select us as one of the “100 Best Companies to Work For” in Fortune magazine’s annual list. We believe that happy team members create happy customers who grow our business and produce happy shareholders. We know from our marketing research that our knowledgeable team members and the friendly customer service they provide are among the top reasons customers choose to shop at our stores.

Summary Description of the Plan

The following is a brief summary of the material features of the Plan. The full text of the Plan document is attached as Appendix A, and the cross-references below refer to the applicable subsections of the Plan document.

Administration and Operation

The Plan is administered by the Compensation Committee of the Board. In the event that the Compensation Committee is not comprised solely of Outside Directors, within the meaning of Section 162(m) of the Internal Revenue Code, then any Performance-Based Awards subject to shareholder approval under Section 162(m) will be administered by a committee of two or more Outside Directors appointed by the Board to administer such Performance-Based Awards. (Subsection 2.11)

The Compensation Committee has complete and absolute authority to make any and all decisions regarding the administration of the Plan, including the authority to construe and interpret the Plan and awards under the Plan, establish administrative rules and procedures, select award recipients, determine the type of awards granted, establish the terms, conditions and other provisions of awards and amend, modify or suspend awards as provided under the Plan. The committee may delegate the right to act on its behalf to such persons and with respect to such matters as authorized by the committee. (Subsection 3.2)

Eligibility

The persons eligible to receive awards under the Plan include all of the Company’s team members (which, for purposes of the Plan, include all common-law employees of the Company and any 50% or more-owned subsidiary thereof, currently approximately 72,700 persons), its directors and consultants and nonprofit organizations exempt from federal income taxation under Section 501(c)(3) of the Internal Revenue Code.

Types and Terms of Awards

Awards under the Plan may take the form of stock options (either incentive stock options or nonqualified stock options), stock appreciation rights settled in cash, restricted shares or restricted share units. (Subsection 2.2) Subject to certain restrictions that are set forth in the Plan, the committee will have complete and absolute authority to set the terms, conditions and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability) and termination, cancellation and forfeiture provisions. (Subsection 3.2)

The committee shall be subject to the following specific restrictions regarding the types and terms of awards:

  The exercise price for a stock option may not be less than 100% of the fair market value of the stock on the award date (Subsection 6.3), and the base price for a stock appreciation right may not be less than 100% of the fair market value of the stock on the award date. (Subsection 8.1)
  No eligible person may receive in any Plan year awards covering more than 100,000 shares. (Subsection 4.2)
  No stock option and no stock appreciation right may expire more than ten (10) years after the award date (Subsections 6.2 and 8.2) and the restriction period for any restricted share or restricted share unit may not exceed ten (10) years from the award date. (Subsections 7.1 and 9.1)

Other Provisions

Recycle of Share Awards. If the shares of stock that are subject to an award are not issued or cease to be issuable because the award is terminated, forfeited, canceled or repurchased, those shares (other than shares issued with respect to incentive stock options) will again be available for awards under the Plan. (Subsections 4.3 and 4.5)

Share Reserve. The grant of any full value award (i.e. restricted shares and restricted share units) shall be deemed, for purposes of determining the number of shares available for issuance under the Plan, as an award of 2.25 shares for each such share actually subject to the award. (Subsection 4.1, as revised assuming the proposed amendment)

Change in Control. Unless the committee provides otherwise, awards shall provide for the acceleration of vesting and lapse of restrictions, as applicable, upon or following a “Change in Control” of the Company, as such term is defined in the Plan. (Subsection 13.2)

Amendments and Termination. The Board may amend, suspend or terminate the Plan, so long as that action does not impair any award then outstanding, without the consent of the affected participant. Without the approval of the shareholders, however, the Board may not amend the Plan to expand the types of awards available under the Plan or otherwise materially revise the Plan, increase the number of shares reserved for issuance under the Plan (other than pursuant to capitalization adjustments set forth in the Plan), modify the class of individuals eligible to receive awards under the Plan or change the identity of the granting company or the shares to be issued upon the exercise of incentive stock options. (Subsection 14.1)

The committee may amend, modify or terminate any outstanding award in any manner not inconsistent with the terms of the Plan as long as such action does not impair the rights of the participant without his or her consent. (Subsection 14.2)

The Board may terminate the Plan at any time. Nevertheless, absent any such action by the Board, no award will be granted under the Plan after the tenth anniversary of its effective date or, if later, the tenth anniversary of any action by the Board or approval of shareholders, if later, to (i) increase the number of shares reserved for issuance under the Plan, (ii) modify the class of persons eligible to receive awards under the Plan, or (iii) change the identity of the granting company or the shares issued upon exercise of incentive stock options. (Subsection 14.3)

Foreign Jurisdictions. If the Board determines that the terms of the Plan preclude the achievement of the material purposes of the Plan in foreign jurisdictions because of differences in local law, policy or custom, the committee may modify the terms of the Plan, or provide additional terms, to the extent necessary to accommodate those differences. These modifications or additional terms may be reflected in sub-plans, supplements or alternative versions of the Plan.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences of transactions under the Plan based on current federal income tax laws. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or the provision of any income tax laws of any municipality, state or foreign country in which a participant may reside.

Incentive Stock Options. No taxable income is recognized by the participant upon the grant or exercise of an incentive stock option; however, the excess of the fair market value of the purchased shares on the date of exercise of the incentive stock option over the aggregate exercise price for the shares is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income. If stock acquired upon the exercise of an incentive stock option is disposed of within two years after the date of grant and within one year after the issuance of such shares to the participant (a “disqualifying disposition”), generally (i) the participant will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares and (ii) the Company will be entitled to a tax deduction in the same amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

If stock is issued to a participant pursuant to the exercise of an incentive stock option, and if no disposition of the shares is made by the participant within two years after the date of grant and within one year after the issuance of such shares to the participant, then (i) upon the resale of such shares, any amount realized in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss and (ii) no deduction will be allowed to the Company for federal income tax purposes.

Nonqualified Stock Options. With respect to nonqualified stock options: (i) no income is recognized by the participant at the time the nonqualified stock option is granted; (ii) generally, at exercise, ordinary income is recognized by the participant in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise and the Company is entitled to a tax deduction in the same amount; and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the case of a participant who is also a Team Member at the time of grant, any income recognized upon exercise of a nonqualified stock option will constitute wages for which withholding will be required.

Stock Appreciation Rights. Upon exercise of a stock appreciation right, the participant will recognize ordinary income (treated as compensation) in an amount equal to the cash received. The Company generally will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary compensation income.

Restricted Shares. In the absence of a Section 83(b) election (as described below), a participant who receives restricted shares will recognize no income at the time of grant. When the restrictions expire, a participant will recognize ordinary income (treated as compensation) equal to the fair market value of the shares when the restrictions expire over the amount paid for the shares (if any). As the restrictions applicable to a grant of restricted shares expire (for example, if the restrictions on 20% of a grant expire on each anniversary of the grant), the participant will include an appropriate portion of the shares as ordinary income (treated as compensation) at that time. The participant’s basis in the shares is equal to the amount included in income on the expiration of the restrictions and the amount paid (if any), and the holding period will begin when the restrictions end. Any disposition of the restricted shares will result in a long- or short-term capital gain or loss (depending on the time the shares are held after the restrictions end). Dividends received by the participant constitute ordinary income (treated as compensation) in the year received. The Company generally will be entitled to a deduction equal to the fair market value of the shares when included in the participant’s income, and will also be entitled to a business expense deduction for dividends paid to the participant (if any) on shares that remain subject to restrictions.

If a Section 83(b) election is made within 30 days of the initial grant, the participant must recognize the fair market value of the restricted shares on the date of grant as ordinary income (treated as compensation) as of the date of grant, and the holding period would begin at the time the restricted shares are granted. The Company generally would be entitled to a corresponding business expense deduction for the grant, but dividends on the shares would not be deductible. Any subsequent disposition of the shares by the participant, other than by forfeiture, would result in capital gain or loss, which would be long- or short-term, depending on the holding period. Upon a subsequent forfeiture of restricted shares with respect to which a Section 83(b) election has been made, no deduction will be allowed in respect of the amount included as income at the time the Section 83(b) election was made; however, the participant will generally be allowed a loss deduction equal to the amount (if any) the participant paid for the restricted shares over the amount (if any) the Company paid the participant for the restricted shares at the time they are forfeited.

Restricted Share Units. A participant who receives restricted share units will recognize no income at the time of grant. When the restrictions expire, a participant will recognize ordinary income (treated as compensation) equal to the cash or, if applicable, fair market value of the shares received when the restrictions expire over the amount paid for the restricted share units (if any). As the restrictions applicable to a grant of restricted share units expire (for example, if the restrictions on 20% of a grant expire on each anniversary of the grant), the participant will include an appropriate portion of the cash or, if applicable, shares received as ordinary income (compensation expense) at that time. The Company generally will be entitled to a deduction equal to the amount of cash or, if applicable, the fair market value of the shares received when included in the participant’s income.

Section 162(m) Limitation. Under Section 162(m) of the Internal Revenue Code, the Company may not take a tax deduction for compensation to certain executive officers in excess of $1 million per year, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. The Plan contains provisions authorizing the grant of stock options, stock appreciation rights, restricted shares and restricted share units that may constitute performance-based awards within the meaning of Section 162(m). To the extent that awards under the Plan constitute performance-based awards, the awards should qualify as “performance-based compensation” for purposes of Section 162(m).

Section 409A. The Plan has been written to comply, by its terms, with Section 409A of the Internal Revenue Code; however, in the event that an award issued under the Plan constitutes a deferral of compensation under a nonqualified deferred compensation Plan, as such term in defined under Section 409A, such award shall be modified or cancelled to comply with the requirements of Section 409A (or a successor provision thereto). (Subsection 12.2)

Future Plan Benefits

The awards that will be granted to eligible persons under the Plan are subject to the discretion of the committee and, therefore, are not determinable at this time.

Plan Participation Tables

The following table sets forth information with respect to options and other awards previously granted under the 2009 Stock Incentive Plan and its predecessors since its inception through December 10, 2012.

Number
Name and Principal Position	of Shares Covered by Award
John Mackey, Co-Chief Executive Officer	354,229
Walter Robb, Co-Chief Executive Officer	323,636
A.C. Gallo, President and Chief Operating Officer	387,020
Glenda Flanagan, Executive Vice President and Chief Financial
Officer	377,305
James Sud, Executive Vice President of Growth & Development	303,402
David Lannon, Executive Vice President of Operations	391,760
Ken Meyers, Executive Vice President of Operations	257,638
All named executive officers (7 persons)	2,394,990
Percentage of options granted under the Plan	3.00%

All current outside directors (9 persons)	471,000
Percentage of options granted under the Plan	0.60%

All current team members, excluding executive officers	76,243,363
Percentage of options granted under the Plan	96.40%

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE COMPANY’S STOCK INCENTIVE PLAN AND INCREASE TO THE SHARE POOL REDUCTION FOR FULL VALUE AWARDS.

Vote Required

In accordance with the NASDAQ Listing Rules, approval of the proposal requires the affirmative vote of the holders of a majority of the shares cast on the proposal.

PROPOSAL 5 – SHAREHOLDER PROPOSAL

We recently received a formal shareholder proposal. The Company will promptly provide to any shareholder the name, address and number of the Company’s voting securities held of/by the person submitting this proposal (the “Proponent”) upon receiving an oral or written request from such shareholder made to Company counsel, via phone at 512-542-0676, or via email at proxy.information@wholefoods.com. Proponent has owned no less than $2,000 (market value) of shares of Whole Foods Market, Inc. common stock for at least one year prior to the date the proposal was submitted. The Proponent’s proposal and supporting statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s proposal and supporting statement, the Company disagrees with Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of the Proponent’s proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the Proponent’s proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

Producer Responsibility for Packaging

WHEREAS product packaging is a significant consumer of natural resources and energy, and a major source of waste and greenhouse gas (GHG) emissions. Half of U.S. printed paper and packaging, worth $11.4 billion, is landfilled or burned rather than recycled. Packaging debris migrates to oceans where it damages fisheries, tourism and marine life. The U.S. packaging recycling rate for aluminum is only 35%, for glass 33% and for plastic just 12%.

Paper and packaging comprise 44% of U.S. landfill waste – the largest category of municipal solid waste. Nestle Waters North America says plastic bottles are the largest contributor to its carbon footprint; Coca-Cola Co. reports packaging is the largest part of the carbon footprint of several products. The energy needed to manufacture products and packaging accounts for 44% of total U.S. GHG emissions, according to an analysis of U.S. Environmental Protection Agency data. Decaying paper in landfills forms methane, a more potent greenhouse gas than carbon dioxide. Metal, paper and plastic packaging have large embodied energy and emissions profiles because of the high costs of processing raw materials.

Extended Producer Responsibility (EPR) is a corporate and public policy that shifts accountability for financing collection and recycling of materials from taxpayers and governments to producers. In more than 40 countries, corporate users of packaging are partly or fully financially responsible for post-consumer packaging. EPR programs in Belgium, Denmark, Germany and the Netherlands recover far higher rates of packaging than the U.S. EPR laws are firmly established in the U.S. for several product categories, with more than 70 such laws are in effect in 32 states – but not for packaging.

Producers control design and marketing decisions, and so are best positioned to reduce the overall environmental impact of product packaging and internalize costs. Ontario’s EPR law prompted Walmart to work with other grocers to shift to more readily recyclable PET plastic packaging. Increased recycling of packaging can result in strong environmental benefits, more efficient use of materials, reduced extraction of natural resources, and fewer GHG and toxic emissions. EPR mandates can create new jobs and new materials markets. Nestle Waters and Coca-Cola have called for EPR packaging systems in the U.S.

BE IT RESOLVED THAT Shareowners of Whole Foods Market request that the board of directors issue a report at reasonable cost, omitting confidential information, by July 1, 2013 assessing the feasibility of adopting a policy of Extended Producer Responsibility for post-consumer product packaging as a means of increasing rates of packaging recycling, reducing carbon emissions and air and water pollution resulting from the company’s business practices, and describing efforts by the company to implement this strategy.

Supporting Statement: Proponents believe policy options reviewed in the report should include taking responsibility for post-consumer package recycling, and participating in development of broad producer financed EPR systems or similar systems that will greatly increase U.S. packaging recycling rates.

OUR STATEMENT IN OPPOSITION

The Company understands and is committed to its corporate social responsibility, including lessening the impact of our business operations on the environment. Information on this commitment and the Company’s efforts are available in Whole Foods Market’s Green Mission Report 2012, which the Company has made available to all stakeholders.

The Company has been and remains committed to being a leader in enacting environmentally responsible packaging policies. We discontinued the use of disposable plastic grocery bags at the checkouts in all stores in 2008, and we refund at least a nickel per customer-provided reusable bag at the checkout. We were also the first national retailer to utilize Forest Stewardship Council certified paper bags originating from 100% post-consumer recycled fiber. Additionally, in 2007 we introduced fiber packaging in many of our prepared foods departments that is a compostable alternative to traditional petroleum, wood or tree-based materials. We also are working to eliminate the use of Styrofoam in packing materials shipped to our Company and in product packaging in our stores and continue to actively work with our vendor partners to ensure more responsible packaging for the products coming into our stores.

The Company’s environmental commitment extends to diverting materials from community landfills. Virtually all of our stores are involved in a recycling program (unless located in a community that does not support recycling and composting) and most participate in a composting program where food waste and compostable paper goods are regenerated into compost. For example, many of our stores have achieved a waste stream diversion rate of more than 80%, with some approaching and even exceeding the 90% level (which the EPA defines as the level at which they consider zero waste has been achieved). We are in the early days of the effort to aggregate and normalize the data on waste diversion, and we have a commitment to achieve zero waste in at least 90% of our stores within the next five years.

The Company’s environmental commitment also goes beyond packaging and solid waste. For example, in 2010, we announced the Company’s goal to reduce our energy usage by 25% per square foot by 2015, and we are making significant strides in reaching this goal. We reduced our electricity consumption by 6% per square foot in 2011 from our baseline year of 2008, on our way to the 25% per foot reduction goal by 2015.

Compliance with this proposal would result in the Company incurring unnecessary costs and expenses. We remain committed to being an environmentally responsible business and we will continue to strive to find innovative ways to minimize the environmental impacts of our products and stores. Implementation of this proposal will not further the Company’s environmental or recycling goals. Our Board of Directors believes that the Company’s management is doing excellent work with regard to the Company’s environmental stewardship and related reporting, and also believes that the Company’s management should have discretion to act in this area.

PROPOSAL 6 – SHAREHOLDER PROPOSAL

We recently received a formal shareholder proposal. The Company will promptly provide to any shareholder the name, address and number of the Company’s voting securities held of/by the person submitting this proposal (the “Proponent”) upon receiving an oral or written request from such shareholder made to Company counsel, via phone at 512-542-0676, or via email at proxy.information@wholefoods.com. Proponent has owned no less than $2,000 (market value) of shares of Whole Foods Market, Inc. common stock for at least one year prior to the date the proposal was submitted. The Proponent’s proposal and supporting statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s proposal and supporting statement, the Company disagrees with Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of the Proponent’s proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the Proponent’s proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

6 — Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director. An independent director is a director who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings. To foster flexibility, this proposal gives the option of being adopted as soon as possible and then implemented when our next CEO is chosen.

If we reverted to a CEO serving as our Board Chairman, this could hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman as a consistent governance rule. A policy to maintain this governance structure consistently will enhance investor confidence in our Company and strengthen the integrity of our Board. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at three major U.S. companies in 2012.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

The Corporate Library/GMI, an independent investment research firm, said that Whole Foods Shareholders passed a proposal to permit removal of a director with or without cause at our company’s 2010 meeting, but our board failed to adequately acknowledge the shareholders’ collective voice. This proposal topic then won a higher 62% vote at our 2012 annual meeting and our board still has not acted according to our vote.

Our board was the only significant directorship for 8 of our 11 directors. This could indicate a significant lack of current transferable director experience for the vast majority of our directors. We had three inside-related directors which hinders independent oversight: Jonathan Sokoloff, Jonathan Seiffer and Shahid Hassan. Plus inside-related Mr. Hassan was assigned to our audit committee. John Elstrott, Ralph Sorenson and John Mackey each had 17 to 34 years long-tenure which is a disincentive to independent oversight.

Jonathan Sokoloff and Jonathan Seiffer each owned no stock which is a disincentive to attentive oversight. Mr. Sorenson was age 78 and received our second highest negative votes – negatively exceeded only by Mr. Seiffer.

An independent Chairman policy can further enhance investor confidence in our Company and strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal for an Independent Board Chairman - Yes on Proposal –6.

OUR STATEMENT IN OPPOSITION

This is the sixth time this type of proposal has been submitted. Each of the five prior times, our shareholders rejected it soundly.

Whole Foods Market has always strived to maintain high corporate governance standards. In keeping with this goal, the Board of Directors has had an independent Lead Director or an independent Chairman for more than twelve years. We currently have an independent Chairman and our Corporate Governance Principles provide that the independent members of the Board of Directors elect the Chairman.

The Proponent’s proposal requires that we adopt a policy that would limit the ability of the Board of Directors to determine the appropriate board governance structure in the future. Although the Board of Directors has separated the role of Chairman and CEO and appointed an independent Chairman, it does not believe it is appropriate to be forced to permanently create this separation via a shareholder based policy. In addition, the Board of Directors does not believe it is appropriate to permanently disqualify former employees of the Company from serving as Chairman. The Board of Directors is concerned that such policies put needless constraints on it and impede the Board of Directors from acting in the best interest of the Company and our shareholders. The Company currently is fortunate to be able to draw on the talents and visionary skills of its CEOs, John Mackey and Walter Robb, and its Chairman of the Board, Dr. Elstrott. However, at some point in the future, the Board of Directors may believe that the Company’s and shareholders’ interests are best served by appointing a former officer and/or a non-independent director as Chairman of the Board and reinstating the Lead Director designation.

Historically, the annual designation of Chairman is part of the ongoing responsibility of the Board of Directors, and each director is answerable to shareholders through the annual election process. We have developed and made public our Corporate Governance Principles, which detail the responsibilities of our Chairman and previously of our Lead Director. Our Board of Directors has empowered its Nominating and Governance Committee to meet multiple times each year and periodically report and make recommendations to the entire Board of Directors regarding corporate governance matters. We think it is important for the Nominating and Governance Committee to have flexibility to adapt to new and changing developments in the area of corporate governance. Adopting a policy for the indeterminate future, as suggested by the Proponent, is inconsistent with that flexibility.

The Proponent’s proposal requires that we specify precisely how the Board of Directors would select a new Chairman between annual shareholders’ meetings in the event that the Chairman was no longer independent. As noted above, our Corporate Governance Principles currently delegate that function to the independent members of the Board of Directors. We have confidence in the judgment of our independent directors and do not believe it is appropriate to usurp their judgment by binding them ahead of time to a specific process or conclusion. Instead, we believe that the micro-management sought by this proposal constrains the committee members from discharging their fiduciary duties to shareholders in the manner in which they deem most suitable.

Moreover, the Proponent’s proposal would require the Company to adopt a definition of “independent director” more stringent than the definition found in NASDAQ rules, which does not preclude the Board of Directors from determining that a former employee of the Company is independent unless such person was our employee during the past three years. If the Proponent is dissatisfied with the independence tests under NASDAQ rules he has failed to state why.

Although the Company believes many of the supposed facts cited in the proposal are irrelevant to the proposal itself, we want to specifically correct or add context to several inaccurate and/or misleading statements:

1. Nine of our 11 directors are classified as “Independent Directors” under Rule 5605 of the NASDAQ Listing Rules. Only Mr. Mackey and Mr. Robb are classified as non-independent directors under Rule 5605 of the NASDAQ Listing Rules.

2. The re-election of our Board of Directors has been strongly supported by shareholders. The following table shows the average FOR voting result percentages for Mr. Mackey and Mr. Robb, and the average FOR voting result percentages for all independent directors for the past two years.

	Mr. Mackey & Mr. Robb	Independent Directors
2011	96%	88%
2012	93%	93%

3. The proponent states that Messrs. Sokoloff and Seiffer own no stock and that they therefore have a disincentive to attentive oversight. The proponent omits to state that as of the date he submitted his proposal, Messrs. Sokoloff and Seiffer were partners in Leonard Green & Partners, L.P., as of such date our largest shareholder. In addition, as indicated in “Other Information—Beneficial Ownership,” shares previously held by Leonard Green & Partners, L.P. and in which Messrs. Sokoloff and Seiffer had a pecuniary interest were subsequently distributed to them. Following such distribution, Messrs. Sokoloff and Seiffer were the beneficial owners of 453,658 and 103,420 shares, respectively, as of December 15, 2012. Therefore, contrary to the proponent’s statement, Messrs. Sokoloff and Seiffer have strong incentives to provide attentive oversight.

4. The Company believes the proposal’s charge of a lack of “transferable director experience” is incorrect. This charge presumably is based solely on the biographies which appear in our Proxy Statement, which requires disclosure only of board memberships with publicly-held companies during the last five years. However, most of our directors have substantial other board experience to add to their service on behalf of Whole Foods Market.

5. On September 6, 2012, the Board of Directors acted to amend the Company’s By-Laws, effective immediately, to provide that shareholders entitled to vote at an election of directors may, at any time and with or without cause, terminate the term of office of all or any of the directors by a vote at any annual or special meeting called for that purpose. Therefore, contrary to the proponent’s assertion, the Board of Directors has acted in accordance with the shareholders’ vote at the 2012 Annual Meeting.

OTHER INFORMATION

Beneficial Ownership

The following table presents the beneficial ownership of our voting securities as of December 10, 2012, except where noted, for (i) each person beneficially owning more than 5% of the outstanding shares of any class of our voting securities, (ii) each director of the Company, (iii) our CEOs, CFO and four other most highly compensated executive officers, and (iv) all of our current directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares.

	Common Stock
	Number of Shares	Percent
Name	Beneficially Owned	of Class

Baillie Gifford and Co. Ltd.(1)	11,342,465	6.12%
BlackRock, Inc.(2)	10,268,428	5.54%
Prudential Financial, Inc.(3)	9,866,020	5.32%
FMR LLC, Edward C. Johnson III (4)	9,511,268	5.13%
T. Rowe Price Associates, Inc.(5)	9,418,494	5.08%
Dr. John Elstrott (6)	48,679	*
Glenda Flanagan (7)	134,291	*
A.C. Gallo (8)	37,822	*
Gabrielle Greene (9)	21,756	*
Hass Hassan (10)	26,569	*
Stephanie Kugelman (11)	17,877	*
David Lannon (12)	6,165	*
John Mackey (13)	864,957	*
Ken Meyer (14)	11,467	*
Walter Robb (15)	96,190	*
Jonathan Seiffer (16)	103,420	*
Mo Siegel (17)	36,685	*
Jonathan Sokoloff (18)	453,658	*
Dr. Ralph Sorenson (19)	41,547	*
Jim Sud (20)	136,627	*
Kip Tindell (21)	34,067	*
Including indirect beneficial ownership,
all 16 directors and officers as a group (22)	2,071,777	1.12%

* Indicates ownership of less than 1% of the outstanding shares of the Company’s common stock. Each of our executive officers and directors may be contacted at 550 Bowie Street, Austin, Texas 78703.

(1) Based upon the report of Form 13G/A, filed with the SEC 1/17/2012. The address of Baillie Gifford & Co. Ltd. is Calton Square 1 Greenside Row Edinburgh, EH1 3AN UK. The Form 13G/A reported sole voting power over 7,828,335 shares, shared voting power over zero shares, sole dispositive power over 11,342,465 shares and shared dispositive power over 0 shares.

(2) Based upon the report of Form 13G, filed with the SEC 2/9/2012. The address of BlackRock Inc. is 40 East 52nd Street, New York, New York 10022. The Form 13G reported sole voting power over 10,268,428 shares, shared voting power over 0 shares, sole dispositive power over 10,268,428 shares and shared dispositive power over 0 shares.

(3) Based upon the report of Form 13G/A, filed with the SEC 2/14/2012. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777. Jennison Associates LLC may be deemed to be the beneficial owner of some or all of these shares. The Form 13G/A reported sole voting power over 236,712 shares, shared voting power over 5,467,504 shares, sole dispositive power over 236,712 shares and shared dispositive power over 9,649,308 shares.

(4) Based upon the report of Form 13G, filed with the SEC 2/14/2012. The address of FMR LLC and Edward C. Johnson III is 82 Devonshire Street, Boston, Massachusetts 02109. The Form 13G reported sole voting power over 1,211,695 shares, shared voting power over 0 shares, sole dispositive power over 9,511,268 shares and shared dispositive power over 0 shares as a result of being a parent holding company or control person of several other entities in accordance with Rule 13d-1(b)(ii)(G). Mr. Edward C. Johnson III, together with members of his family, through direct or indirect ownership of voting common shares of FMR LLC, may be deemed to form a controlling group with respect to FMR LLC and may, therefore, be considered to be beneficial owners of the shares beneficially owned by FMR.

(5) Based upon the report of Form 13G/A, filed with the SEC 2/9/2012. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. The Form 13G reported sole voting power over 3,244,234 shares, shared voting power over 0 shares, sole dispositive power over 9,418,494 shares and shared dispositive power over 0 shares.

(6) Includes 6,189 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(7) Includes 20,918 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(8) Includes 25,303 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(9) Includes 8,877 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(10) Includes 8,877 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(11) Includes 8,252 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(12) Includes 5,964 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(13) Includes 0 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(14) Includes 10,404 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(15) Includes 32,131 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. As of January 15, 2013, includes an aggregate of 19,250 shares of common stock subject to pledge, all of which Mr. Robb pledged prior to the adoption of our current policy on hedging and pledging Company stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(16) GEI Capital V, LLC ("GEIC") and Green V Holdings, LLC ("Holdings") were the direct owners on Mr. Seiffer's behalf (and on the behalf of a family limited partnership controlled by Mr. Seiffer and established for the benefit of certain of his family members) of approximately 75,940 and 25,214 shares, respectively. Such shares have been distributed to Mr. Seiffer and the aforementioned family partnership. Leonard Green & Partners, L.P. ("LGP LP") holds 190 vested shares of restricted stock and 563 exercisable options in respect of Mr. Seiffer's service on our board of directors. Mr. Seiffer holds 1,125 exercisable options for the benefit of LGP LP.

(17) Includes 18,627 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(18) GEIC and Holdings were the direct owners on Mr. Sokoloff's behalf (and on the behalf of trusts established for the benefit of family members of Mr. Sokoloff) of approximately 358,941 and 92,451 shares, respectively. Such shares have been distributed to Mr. Sokoloff and the aforementioned trusts. LGP LP holds 190 vested shares of restricted stock and 563 exercisable options in respect of Mr. Sokoloff's service on our board of directors. Mr. Sokoloff holds 1,125 exercisable options for the benefit of LGP LP.

(19) Includes 13,627 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(20) Includes 12,921 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Includes an aggregate of 106,306 shares of common stock subject to pledge, all of which Mr. Sud pledged prior to the adoption of our current policy on hedging and pledging Company stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(21) Includes 13,877 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(22) Includes 188,219 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, except as set forth below, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports: Omar Gaye (one late Form 4 with respect to option grant of 7,500 shares).

Shareholders’ Proposals

Any proposal that a shareholder of the Company wishes to have considered in connection with the 2014 Annual Meeting of Shareholders must be submitted to the Company’s Corporate Secretary at its principal executive offices no later than September 27, 2013, and in accordance with related provisions of the Company’s current Bylaws.

Multiple Shareholders Sharing the Same Address

As permitted by SEC rules, the Company will deliver only one Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials, to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of annual report and other proxy materials, to a shareholder at a shared address to which a single copy was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy in the future. Registered shareholders wishing to receive a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of annual report and other proxy materials, in the future or registered shareholders sharing an address wishing to receive a single copy in the future may contact Whole Foods Market, Inc., 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

Appendix A

WHOLE FOODS MARKET
2009 STOCK INCENTIVE PLAN

     Effective January 17, 2013, the Board of Directors of Whole Foods Market, Inc. adopted, subject to shareholder approval, this amended and restated Whole Foods Market 2009 Stock Incentive Plan, the terms of which are as follows:

SECTION 1.
PURPOSE OF THIS PLAN

     1.1 Eligible Award Recipients. The persons eligible to receive Awards under the Whole Foods Market 2009 Stock Incentive Plan (the “Plan”) are the Team Members, Directors and Consultants who are responsible for or contribute to the management, growth and success of Whole Foods Market, Inc. (the “Company”) and its Affiliates. In addition, the Board of Directors (the “Board”) of the Company may select one or more Charitable Organizations to be recipients of Awards under the Plan.

     1.2 General Purpose. The Company, by means of the Plan, seeks to retain and attract Team Members, Directors and Consultants who contribute to the Company’s success by their ability, ingenuity and industry and to benefit selected Charitable Organizations, and to enable such Persons to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company through the granting of the following Awards: (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, (iii) Restricted Shares, (iv) Restricted Share Units and (v) Stock Appreciation Rights.

SECTION 2.
DEFINITIONS

     As used in this Plan, the following terms shall have the meanings set forth below unless the context requires otherwise:

     2.1 “Affiliate” means any Parent Corporation or Subsidiary Corporation, whether now existing or hereafter established.

     2.2 “Award” shall mean the grant under this Plan of a Stock Option, a Restricted Share, a Restricted Share Unit or a Stock Appreciation Right.

     2.3 “Award Agreement” shall mean the written agreement evidencing the terms and conditions of a grant of one or more Awards under this Plan to an Eligible Person. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

     2.4 “Award Date” shall mean the date on which an Award is granted to an Eligible Person.

     2.5 “Award Term” shall mean the maximum period during which a Participant may exercise, purchase, or otherwise benefit from an Award granted under this Plan.

     2.6 “Board” shall mean the Board of Directors of the Company, as the same may be constituted from time to time.

     2.7 “Cause” shall mean (a) Participant’s commission of any action constituting a criminal felony (other than automobile related violations) or other serious crime; (b) Participant’s willful and continued refusal to follow reasonable instructions of the Board which are material to the Company's operations or prospects and only after the Board provides written notice to the Participant which identifies with reasonable specificity the manner in which the Participant refused to follow such instructions and Participant has been provided a reasonable opportunity to cure such deficiency; or (c) Participant devoting less than substantially all of his full time during normal business hours to the Company and which is not promptly cured after written notice from the Board to the Participant. If a Participant is a party to an employment or service agreement with the Company or an Affiliate and such agreement provides for a definition of “Cause,” the definition therein contained shall constitute “Cause” for purposes of this

Plan in addition to the above definition. The determination of a Participant’s termination for “Cause” shall be made in the sole and absolute discretion of the Plan Administrator.

     2.8 “Change in Control” shall mean the occurrence of any one of the following events:

     (a) a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis;

     (b) the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

     (c) the failure at any annual or special meeting of the Company's stockholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

     2.9 “Charitable Organization” shall mean a nonprofit organization that is exempt from Federal income taxation under Section 501(c)(3) of the Code.

     2.10 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any successor to such legislation).

     2.11 “Committee” shall mean the Compensation Committee of the Board; provided, however, that in the event the Compensation Committee is not comprised solely of Outside Directors, then, with respect to any Performance-Based Award granted under this Plan to a Covered Employee, the Committee shall mean the two or more Outside Directors appointed by the Board to administer the Plan with respect to such Award.

     2.12 “Common Stock” shall mean the authorized shares of common stock of the Company, no par value, as may be adjusted by the Board from time to time. Any adjustment to the par value of a share shall be incorporated herein without any need to otherwise amend the Plan.

     2.13 “Company” shall mean Whole Foods Market, Inc., a corporation organized under the laws of the State of Texas, and any successor thereto.

     2.14 “Consultant” shall mean any Person, including an advisor, (i) engaged by the Company or any Affiliate to render consulting or advisory services and who is compensated for such services or who provides bona fide services to the Company or any Affiliate pursuant to a written agreement; or (ii) who is a member of the board of directors of any Affiliate. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their service as a Director or Directors who are merely paid a director’s fee by the Company for their service as a Director.

     2.15 “Continuous Service” means that the Participant’s service with the Company or any Affiliate, whether as a Team Member, Director or Consultant, is not interrupted or terminated. Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which Participant renders service to the Company or any Affiliate as a Team Member, Consultant or Director or a change in the entity for which Participant renders such service, provided that there is no interruption or termination of Participant’s Continuous Service. For example, a change in status from a Team Member of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. Notwithstanding the foregoing, with respect to an Incentive Stock Option, a Team Member’s Continuous Service shall be deemed to have terminated in the event of a change in capacity from a Team Member to a Consultant or non-employee Director. The Plan Administrator will determine, in its sole and absolute discretion, whether Continuous Service will be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

     2.16 “Covered Employee” shall mean the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

     2.17 “Director” shall mean a member of the Board, whether an employee, former employee, Outside Director or other non-employee member.

     2.18 “Disability” shall mean the Participant’s permanent and total inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months. The determination of a Participant’s “Disability” shall be made in the sole and absolute discretion of the Plan Administrator.

     2.19 “Effective Date” shall mean the date on which the Plan is approved by the shareholders of the Company.

     2.20 “Eligible Person” shall mean a Team Member, Consultant, Director or Charitable Organization eligible to receive an Award under Section 5 of this Plan.

     2.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time (or any successor to such legislation).

     2.22 “Exercise Agreement” shall mean the written agreement delivered by Participant to the Plan Administrator to evidence Participant’s exercise of those rights provided under the applicable Award Agreement.

     2.23 “Exercise Date” shall mean the date set forth in the Exercise Agreement on which Participant exercises those rights provided under the applicable Award Agreement.

     2.24 “Exercise Price” shall mean the consideration required, as determined by the Plan Administrator and set out in the Award Agreement, to be remitted upon exercise of an Award.

     2.25 “Expiration Date” shall mean the date that is ten (10) years from the date on which this Plan is approved by the shareholders of the Company, or, in the event the Plan is subsequently amended to make any change described in clause (iii) of subsection 14.1, the date that is ten (10) years from the date on which such amendment is approved by the Board, or if earlier, the date on which such amendment is approved by the shareholders of the Company.

     2.26 “Fair Market Value” shall mean, with respect to each Share,

     (a) If the Common Stock is listed on an established stock exchange or a national market system, including without limitation the Nasdaq National Market, the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date of determination, as reported in The Wall Street Journal or such other source as the Plan Administrator, in its sole and absolute discretion deems reliable;

     (b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean of the high bid and low asked prices for the Common Stock on the last market trading day prior to the date of determination; or

     (c) In the absence of an established market for the Common Stock, the value established, in good faith, by the Board as of the determination date in accordance with the applicable regulations and guidance promulgated under Code Section 409A (or any successor provision thereto) and published in the Internal Revenue Bulletin.

     2.27 “Incentive Stock Option” shall mean any option to purchase Shares awarded pursuant to Section 6 of this Plan that qualifies as an “incentive stock option” pursuant to Section 422 of the Code (or any successor provision thereto).

     2.28 “Non-Qualified Stock Option” shall mean any option to purchase Shares awarded pursuant to Section 6 of this Plan that does not qualify as an Incentive Stock Option (including, without limitation, any option to purchase Shares originally designated, or intended to qualify, as an Incentive Stock Option but that does not, for any reason whatsoever, qualify as an Incentive Stock Option).

     2.29 “Outside Director” shall have the meaning set forth in Section 162(m) of the Code (or any successor provision thereto).

     2.30 “Parent Corporation” shall mean any entity (other than the Company) in an unbroken chain of entities ending with the Company, provided each entity in the unbroken chain (other than the Company) owns, at the time of the determination, ownership interests possessing fifty percent (50%) or more of the total combined voting power of all classes of ownership interests in one of the other entities in such chain; provided, however, that with respect to an Award of an Incentive Stock Option, the term “Parent Corporation” shall refer solely to an entity that is taxed under Federal income tax laws as a corporation.

     2.31 “Participant” shall mean any Eligible Person who has been granted and holds an Award granted pursuant to this Plan.

     2.32 “Performance-Based Award” shall mean an Award the benefit of which is paid solely on account of the attainment (as certified in writing by the Committee) of one or more objective performance goals, which are established by the Committee and approved by the shareholders of the Company in accordance with the requirements prescribed in Section 162(m) of the Code (or any successor provision thereto).

     2.33 “Person” shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, estate or other entity or organization.

     2.34 “Plan” shall mean the Whole Foods Market 2009 Stock Incentive Plan, as amended from time to time, which is an amendment and restatement of the Prior Plan.

     2.35 “Plan Administrator” shall mean the Committee appointed by the Board to administer the Plan pursuant to subsection 3.1 hereof or, if no Committee has been appointed or is then serving, the Board.

     2.36 “Plan Year” shall mean the period commencing on the first day of the Company’s taxable year and ending on the last day therewith, inclusive of both dates.

     2.37 “Prior Plan” shall mean the Whole Foods Market 2007 Stock Incentive Plan, as amended.

     2.38 “Purchase Price” shall mean the consideration required, as determined by the Plan Administrator and set out in the Award Agreement, to be remitted upon grant of an Award of Restricted Shares.

     2.39 “Restricted Shares” shall mean any Shares granted pursuant to Section 7 of this Plan that are subject to transferability restrictions and a substantial risk of forfeiture.

     2.40 “Restricted Share Units” shall mean any Award granted pursuant to Section 9 of this Plan denominated in Shares and subject to the terms, conditions and restrictions determined by the Plan Administrator and set forth in the applicable Award Agreement.

     2.41 “Restriction Period” shall mean the period during which Restricted Shares issued pursuant to Section 7 hereof or Restricted Share Units issued pursuant to Section 9 hereof are subject to transferability restrictions and a substantial risk of forfeiture.

     2.42 “Securities Act” shall mean the Securities Act of 1933, as amended from time to time (or any successor to such legislation).

     2.43 “Shares” shall mean shares of the Common Stock and any shares of capital stock or other securities hereafter issued or issuable upon, in respect of or in substitution or exchange for shares of Common Stock.

     2.44 “Stock Appreciation Right” shall mean any Award granted pursuant to Section 8 of this Plan for the right to receive cash in an amount equal to the excess of the Fair Market Value of the aggregate number of Shares subject to such Stock Appreciation Right on the Exercise Date over the Fair Market Value of the aggregate number of Shares subject to such Stock Appreciation Right on the Award Date.

     2.45 “Stock Option” shall mean any Incentive Stock Option or Non-Qualified Stock Option.

     2.46 “Subsidiary Corporation” shall mean any entity (other than the Company) in an unbroken chain of entities beginning with the Company, provided each entity (other than the last entity) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of ownership interests in one of the other entities in such chain; provided, however, that with respect to an Award of an Incentive Stock Option, the term “Subsidiary Corporation” shall refer solely to an entity that is taxed under Federal income tax laws as a corporation.

     2.47 “Team Member” shall mean, for purposes of this Plan, a common-law employee of the Company or any Affiliate. Mere service as a Director or payment of a director’s fee by the Company or any Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

     2.48 “Ten Percent Shareholder” shall mean an individual who, at the time a Stock Option is granted pursuant to Section 6 hereof, owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

     2.49 “Termination Date” shall mean the date on which Participant’s Continuous Service with the Company (or any Affiliate) terminates due to death, Disability, voluntary termination, with or without Cause, or otherwise.

SECTION 3.
ADMINISTRATION OF THE PLAN

     3.1 Administration of Plan. The Plan shall be administered by the Committee, which shall be comprised of two or more members of the Board. In the event of a vacancy, the Board shall appoint another of its members to serve. All members of the Committee will serve at the pleasure of the Board and shall be authorized to act with respect to all matters relating to the administration of the Plan. The Committee will act by a majority of its members (or by unanimous vote if the Committee is comprised of two (2) members). To the extent a Committee appointed hereunder shall cease or no longer be authorized to act hereunder, the functions delegated to the Committee shall revert to the Board.

     3.2 Powers of the Plan Administrator. The Plan Administrator shall have the power, in its sole and absolute discretion, but subject to and within the limitations of, the express provisions of the Plan:

     (a) To determine from time to time which Eligible Persons shall be granted Awards under the Plan, provided that any Award granted to a member of the Committee shall be subject to the approval or ratification of the Board;

     (b) To determine when and how each Award shall be granted; what type or combination of types of Awards shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when an Award may be exercised; the number of Shares with respect to which an Award shall be granted to each such Person; the Exercise Price or the Purchase Price for Shares under an Award; the terms, performance criteria or other conditions, vesting periods or any restrictions for an Award and any restrictions on Shares acquired pursuant to an Award; and any other terms and conditions of an Award that the Plan Administrator deems appropriate and as are not inconsistent with the terms of the Plan;

     (c) To determine whether, to what extent, and under what circumstances, to allow alternative payment options to exercise Awards, or pay withholding taxes imposed upon the grant, exercise or vesting of any Award, and the terms and conditions of such payment options;

     (d) To rely upon employees of the Company for such clerical and recordkeeping duties as may be necessary in connection with the administration of this Plan;

     (e) To accelerate or defer (with the consent of the subject Participant) the vesting of any rights under an Award;

     (f) To establish, amend and revoke such rules and regulations as it may deem appropriate for the conduct of meetings and the proper administration of the Plan;

     (g) To delegate to one or more Persons the right to act on its behalf in such matters as authorized by the Plan Administrator;

     (h) To construe and interpret the Plan and Award Agreements issued hereunder;

     (i) To amend the Plan or an Award Agreement to the extent provided under Section 14 hereof. The Plan Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective; and

     (j) To take any and all other actions that are deemed necessary or advisable by the Plan Administrator for the administration of the Plan.

     3.3 Effect of Plan Administrator’s Decision. All determinations, interpretations and constructions made by the Plan Administrator in good faith shall not be subject to review by any Person and shall be final, binding and conclusive on all Persons. Any member of the Committee or the Board acting as Plan Administrator, and any officer or employee of the Company or any Affiliate acting at the direction of the Plan Administrator, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent provided in subsection 15.6 hereof, be fully indemnified by the Company with respect to any such action or determination.

SECTION 4.
SHARES SUBJECT TO PLAN AND RELATED ADJUSTMENTS

     4.1 Share Reserve. As of September 30, 2012, the Company had reserved a total of 18,409,548 Shares to be issued with respect to Awards previously granted or to be granted under this Plan as follows: (i) Stock Options to purchase 9,981,938 Shares were outstanding as of such date, and (ii) 8,427,610 Shares remained available under the plan for future issuance with respect to Awards granted pursuant to this Plan. Subject to the ratification of the Company’s shareholders at the 2013 Annual Meeting, and except as otherwise provided in this Section 4, such reserve will be increased by an additional 14,500,000 Shares to an aggregate of 32,909,548 Shares. The grant of any full value Award (i.e., Restricted Shares and Restricted Share Units) shall be deemed, for purposes of determining the number of Shares available for issuance under this Section 4.1, as an Award of 2.25 Shares for each such Share actually subject to the Award. The grant of a Stock Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of Shares available for issuance under this Section 4.1, as an Award of one Share for each such Share actually subject to the Award. The Shares issued pursuant to this Plan may be authorized but unissued Shares or may be Shares acquired by the Company, including shares purchased by the Company on the open market for purposes of the Plan.

     4.2 Maximum Award to Eligible Person. The maximum number of Shares with respect to which Awards may be granted to an Eligible Person during any Plan Year shall not exceed 100,000. For purposes of this subsection 4.2, an Award that has been granted to an Eligible Person during the Plan Year, but which is subsequently forfeited or otherwise cancelled will be counted against the maximum number of Shares with respect to which Awards may be granted to such Eligible Person.

     4.3 Cancellation, Expiration, or Forfeiture of Award. To the extent that any Award granted pursuant to this Plan or any award granted pursuant to a Prior Plan shall, on and after the Effective Date hereof, be forfeited, expire or be cancelled, in whole or in part, then the number of Shares subject to the Plan, as provided in subsection 4.1 (other than Shares issued with respect to Incentive Stock Options), shall be increased by the portion of such awards so forfeited, expired or cancelled and such forfeited, expired or cancelled Shares may again be awarded pursuant to the provisions of this Plan.

     4.4 Payment in Shares. If Shares are permitted to be delivered to the Company in full or partial payment of the Exercise Price, Purchase Price or the applicable withholding taxes imposed on any Award granted pursuant to this Plan or any award granted pursuant to a Prior Plan, as the case may be, then the number of Shares available for future Awards granted pursuant to this Plan shall be reduced by the total number of Shares with respect to which the applicable Award is granted, rather than by only the net number of Shares issued.

     4.5 Repurchases of Shares. If Shares issued in connection with any Award granted pursuant to this Plan, or any award granted pursuant to a Prior Plan, shall, on and after the Effective Date, be repurchased by the Company, in whole or in part, then the number of Shares subject to the Plan pursuant to subsection 4.1 (other than Shares issued with respect to Incentive Stock Options) shall be increased by the portion of the Shares repurchased by the Company and such repurchased Shares may again be awarded pursuant to the provisions of this Plan.

     4.6 Issuance of Share Certificates. Prior to the issuance of Common Stock hereunder, whether upon grant, exercise, or purchase under the applicable Award, Participant shall submit the consideration, if any, required under the applicable Award Agreement; payment or other provision for any applicable tax withholding obligations; and all documents to be executed and delivered by Participant in accordance with the provisions of this Plan and the applicable Award Agreement or as may otherwise be required by the Company or the Plan Administrator, including, without limitation, with respect to Restricted Shares, a stock power, endorsed in blank, relating to the Shares covered by such Award. The Company will evidence the issuance of Shares hereunder by any means appropriate, including, without limitation, book-entry registration or issuance of a duly executed Share certificate in the name of Participant, provided that stock certificates evidencing Restricted Shares granted pursuant to this Plan shall be held in the custody of the Company or its duly authorized delegate until the restrictions thereon have lapsed. If certificates are issued, a separate certificate or certificates will be issued for Shares issued in connection with each type of Award granted to the Participant and, to the extent applicable, shall include a legend giving appropriate notice of the restrictions on the Shares.

SECTION 5.
ELIGIBILITY

     5.1 Persons Eligible to Participate. The Plan Administrator shall determine, within the limitations of the Plan, the Team Members, Consultants, Directors and Charitable Organizations to whom Awards are to be granted. In making the determination of whether to grant an Award to a Team Member, Consultant, or Director, as well as the determination of the type of Award and terms of such Award, the Plan Administrator may consider such factors as the Plan Administrator, in its sole and absolute discretion may deem relevant in connection with the purposes of this Plan.

     5.2 Evidence of Participation. Each Award granted to an Eligible Person shall be evidenced by an Award Agreement, in such form as prescribed by the Plan Administrator and containing such terms and provisions as are not inconsistent with this Plan. The provisions of separate Award Agreements need not be identical, but each Award Agreement shall include (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of the terms of the Plan. Each Award will be deemed to have been granted as of the date on which the Plan Administrator has completed the action declaring the Award, which date shall be specified by the Plan Administrator in the applicable Award Agreement, notwithstanding any delay which may elapse in executing and delivering such Award Agreement.

SECTION 6.
STOCK OPTIONS

     6.1 Grant of Stock Options. The Plan Administrator may, in its sole and absolute discretion, grant Stock Options, whether alone or in addition to other Awards granted pursuant to this Plan, to any Eligible Person; provided, however, that Incentive Stock Options may only be granted to Team Members and, provided further, that no Stock Option shall be issued in “tandem” with a Stock Appreciation Right if such issuance would result in a “deferral of compensation” under Section 409A of the Code. Each Eligible Person so selected shall be offered a Stock Option to purchase the number of Shares determined by the Plan Administrator and set forth in an Award Agreement. The Plan Administrator shall specify in the Award Agreement the number of Shares subject to the Award, whether such Stock Option is an Incentive Stock Option or Non-Qualified Stock Option, and such other terms or conditions as the Plan Administrator shall, in its sole and absolute discretion, determine appropriate and which are not inconsistent with the terms of the Plan.

     6.2 Award Term. No Stock Option shall be exercisable after the expiration of the Award Term determined by the Plan Administrator and set out in Participant’s Award Agreement. Notwithstanding any provision to the contrary, the Award Term of any Stock Option granted under this Plan shall not exceed ten (10) years from the Award Date.

     6.3 Exercise Price. The Exercise Price of each Stock Option granted under this Section 6 shall be established by the Plan Administrator as of the Award Date. Notwithstanding the foregoing, the Exercise Price of any Stock Option shall not be less than 100% of the Fair Market Value of a Share on the Award Date (or if greater, the par value of such Common Stock) or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110% of the Fair Market Value of a Share on the Award Date.

     6.4 Vesting of Stock Options. Except as may otherwise be provided in an Award Agreement, each Stock Option granted pursuant to this Plan may only be exercised to the extent that Participant is vested in such Stock Option. Except as otherwise provided under subsection 13.2 herein, each Stock Option shall vest separately in accordance with the vesting schedule determined by the Plan Administrator and set out in the applicable Award Agreement. Notwithstanding the foregoing, the Plan Administrator may accelerate the vesting schedule of any outstanding Stock Option to the extent the Plan Administrator determines, in its sole and absolute discretion, that such acceleration is not inconsistent with the purposes of this Plan.

     6.5 Time and Manner of Exercise. Except to the extent otherwise provided in the applicable Award Agreement, each Stock Option may be exercised, in whole or in part, by submitting to the Plan Administrator an Exercise Agreement in the form prescribed by the Plan Administrator and duly executed by Participant (or, following Participant’s Disability or death, his legal representative, estate or heirs, as the case may be). Except as otherwise permitted by the Plan Administrator and expressly provided in the applicable Award Agreement, the Exercise Price and applicable tax withholding shall be paid in full at the time of exercise in a manner permitted under Section 11 herein.

     (a) Voluntary Termination of Service. Unless otherwise provided in the applicable Award Agreement, in the event the Continuous Service of a Participant other than a Charitable Organization terminates (other than upon such Participant’s death or Disability, or for Cause), such Participant may thereafter exercise the vested portion of his Stock Option (to the extent that such Participant was entitled to exercise such Stock Option as of the Termination Date) but only within such period of time ending on the earlier of (i) the date ninety (90) days following such Participant’s Termination Date or (ii) the expiration of the Award Term under subsection 6.2. If, after termination, such Participant does not exercise Participant’s Stock Option within the time specified herein, the Stock Option shall terminate and will no longer be exercisable.

     (b) Death of Participant. Unless otherwise provided in the applicable Award Agreement, in the event the Continuous Service of a Participant other than a Charitable Organization terminates by reason of such Participant’s death (or in the event such Participant dies within ninety (90) days following such Participant’s Termination Date), such Participant’s estate or heirs may thereafter exercise such Participant’s Stock Option (to the extent that such Participant was entitled to exercise such Stock Option as of the Termination Date) but only within such period of time ending on the earlier of (i) the first anniversary of such Participant’s Termination Date or (ii) the expiration of the Award Term under subsection 6.2. If, after Participant’s death, Participant’s estate or heirs have not exercised Participant’s Stock Option within the time specified herein, the Stock Option shall terminate and will no longer be exercisable.

     (c) Disability of Participant. Unless otherwise provided in the applicable Award Agreement, in the event the Continuous Service of a Participant other than a Charitable Organization terminates by reason of such Participant’s Disability, such Participant, or his legal representative, may thereafter exercise Participant’s Stock Option (to the extent that such Participant was entitled to exercise such Stock Option as of the Termination Date) but only within such period of time ending on the earlier of (i) the first anniversary of such Participant’s Termination Date or (ii) the expiration of the Award Term under subsection 6.2. If, after termination, such Participant or his legal representative has not exercised Participant’s Stock Option within the time specified herein, the Stock Option shall terminate and will no longer be exercisable.

     (d) Termination For Cause. Unless otherwise provided in the applicable Award Agreement, in the event the Continuous Service of a Participant other than a Charitable Organization terminates for Cause, all Stock Options held by such Participant, whether or not vested, shall immediately terminate and will no longer be exercisable.

     (e) Loss of Exempt Status. Unless otherwise provided in the applicable Award Agreement, in the event a Charitable Organization loses its tax-exempt status under Section 501(c)(3) of the Code, all Stock Options held by such Participant, whether or not vested, shall immediately terminate and will no longer be exercisable.

     (f) Discretion of Plan Administrator. The Plan Administrator shall have the sole discretion, exercisable at any time, to extend the time during which a Stock Option is to remain exercisable following Participant’s Termination Date from the period otherwise in effect for that Stock Option and set forth in the Award Agreement to such greater period of time as the Plan Administrator shall deem appropriate; provided, however, that the period in which the Stock Option is exercisable shall not be extended to a date beyond the later of: (i) the last day of the Award Term and (ii) thirty (30) days following the date on which the exercise of the Stock Option would no longer violate applicable securities laws. If the Plan Administrator extends the time during which an Incentive Stock Option will remain exercisable, then such extension shall be treated as the grant of a new Option as of the date of the extension.

     (g) Payment In Lieu of Exercise. Notwithstanding any provision to the contrary herein, Participant (or, following Participant’s Disability or death, his legal representative, estate or heirs, as the case may be) may make a written request to the Plan Administrator to receive a cash payment in lieu of the issuance of Shares upon exercise of any one or more Options. Following receipt of Participant’s written request, the Plan Administrator shall determine, in its sole and absolute discretion, whether and under what conditions such cash payment may be made to Participant. Any cash payment made pursuant to this paragraph (g) shall be made in such manner as the Plan Administrator may deem appropriate and shall be equal to the Fair Market Value of the Shares that would otherwise have been issued under the applicable Option(s), less the aggregate Exercise Price and less applicable tax withholding. Notwithstanding the foregoing, the Plan Administrator shall have no obligation to make any cash payment requested under this paragraph (g) and a cash payment made hereunder shall not entitle another Participant to uniform treatment. A Participant whose request for a cash payment is denied may exercise his Option and receive Shares at the time and in the manner specified in the applicable Award Agreement.

     (h) Lapsed and Cancelled Stock Options. Nothing contained in this Plan will be deemed to extend the term of a Stock Option or to revive any Stock Option that has previously lapsed or been cancelled, terminated or surrendered.

     6.6 Transferability of Option.

     (a) Rights to Transfer. A Stock Option shall be transferable to the extent provided in the Award Agreement; provided, however, that an Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of Participant only by Participant. If the Award Agreement does not provide for transferability, then the Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of Participant only by Participant.

     (b) Evidence of Rights. The transferee of a Stock Option shall not be permitted to exercise the Stock Option unless and until such transferee has provided the Plan Administrator a copy of the will and/or such other evidence as the Plan Administrator determines necessary to establish the validity of the transfer.

     6.7 Qualification of Incentive Stock Options.

     (a) Shareholder Approval of Plan. To the extent shareholder approval of this Plan is required by Section 422 of the Code, no Eligible Person shall be granted an Incentive Stock Option unless this Plan is approved by the shareholders of the Company within twelve (12) months before or after the date this Plan is adopted (or, if applicable, amended pursuant to clause (iii) of subsection 14.1) by the Board.

     (b) Fair Market Value Restrictions. To the extent that the aggregate Fair Market Value (determined on the Award Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Stock Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

     (c) Termination of Authority to Issue Incentive Stock Options. Notwithstanding any provision of this Plan to the contrary, no Incentive Stock Option shall be granted to any Team Member after the Expiration Date.

     (d) Qualification of Incentive Stock Option. To the extent that a Stock Option designated as an Incentive Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions, the failure of the stockholders of the Company to timely approve the Plan, or the time or manner of its exercise or otherwise) such Stock Option or the portion thereof that does not qualify as an Incentive Stock Option shall be deemed to constitute a Non-Qualified Stock Option under this Plan.

     (e) Failure to Qualify. Notwithstanding any provision herein to the contrary, none of the Plan Administrator, the Company, any Affiliates, or the directors, officers or employees of the foregoing, shall have any liability to any Participant or any other Person if a Stock Option designated as an Incentive Stock Option fails to qualify as such at any time.

SECTION 7.
RESTRICTED SHARES

     7.1 Grants of Restricted Shares. The Plan Administrator may, in its sole and absolute discretion, grant Restricted Shares, whether alone or in addition to other Awards granted pursuant to this Plan, to any Eligible Person. Each Eligible Person granted Restricted Shares shall execute an Award Agreement setting forth the terms and conditions of such Restricted Shares, including, without limitation, the Purchase Price, if any; the Restriction Period, which shall in no event exceed ten (10) years from the Award Date, and conditions of forfeitability, whether based on performance standards, period of service or otherwise.

     7.2 Payment for Restricted Shares. Upon Participant’s acceptance of an applicable Award Agreement for Restricted Shares, Participant shall pay to the Company the Purchase Price, if any, for the Restricted Shares. Such Purchase Price may be paid in any manner permitted under Section 11 herein and set forth in the applicable Award Agreement. The Purchase Price, if any, shall be determined by the Plan Administrator, in its sole and absolute discretion, and set forth in the applicable Award Agreement.

     7.3 Terms of Restricted Shares.

     (a) Forfeiture of Restricted Shares. Subject to subsection 7.3(b) herein, and except as otherwise provided in the applicable Award Agreement, all Restricted Shares shall be forfeited and returned to the Company and all rights of Participant with respect to such Restricted Shares shall terminate unless Participant satisfies the requirements of the Award Agreement, which may include requirements for continuation of service, performance, and such other terms and conditions as the Plan Administrator, in its sole and absolute discretion, shall determine applicable with respect to the Restricted Shares.

     (b) Waiver of Restriction Period. Notwithstanding anything contained in this Section 7 to the contrary, the Plan Administrator may, in its sole and absolute discretion, waive the Restriction Period and any other conditions set forth in the applicable Award Agreement under appropriate circumstances (which may include the death or Disability of Participant, or a material change in circumstances arising after the Award Date) and impose such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Plan Administrator shall deem appropriate.

     7.4 Transferability of Restricted Shares

     (a) Rights to Transfer. An Award of Restricted Shares shall be transferable to the extent provided in the Award Agreement. If the Award Agreement does not provide for transferability, then the Restricted Shares shall not be transferable except by will or by the laws of descent and distribution.

     (b) Evidence of Rights. The transferee of an Award of Restricted Shares shall not be evidenced on the books and records of the Company unless and until such transferee has provided the Plan Administrator a copy of the will and/or such other evidence as the Plan Administrator determines necessary to establish the validity of the transfer.

SECTION 8.
STOCK APPRECIATION RIGHTS

     8.1 Grant of Stock Appreciation Rights. The Plan Administrator may, in its sole and absolute discretion, grant Stock Appreciation Rights, whether alone or in addition to other Awards granted pursuant to this Plan, to any Eligible Person; provided, however, that no Stock Appreciation Right shall be issued alone, in addition to, or in “tandem” with any other Award if such issuance would result in a “deferral of compensation” under Section 409A of the Code. Each Eligible Person so selected shall be offered a Stock Appreciation Right to receive cash only in an amount equal to the excess of the Fair Market Value of the aggregate number of Shares subject to such Stock Appreciation Right on the Exercise Date over the Fair Market Value of the aggregate number of Shares subject to such Stock Appreciation Right on the Award Date. The Plan Administrator shall specify in the Award Agreement the number of Shares subject to the Award and any conditions and restrictions as the Plan Administrator shall, in its sole and absolute discretion, determine appropriate and which are not inconsistent with the terms of the Plan.

     8.2 Award Term. No Stock Appreciation Right shall be exercisable after the expiration of the Award Term determined by the Plan Administrator, which shall in no event exceed ten (10) years from the Award Date, as set out in Participant’s Award Agreement.

     8.3 Exercisability. A Stock Appreciation Right may only be exercised in the time and manner determined by the Plan Administrator and set out in the applicable Award Agreement. Notwithstanding the foregoing, the Plan Administrator may accelerate the time at which any outstanding Stock Appreciation Right may be exercised if the Plan Administrator determines, in its sole and absolute discretion, that such acceleration is not inconsistent with the purposes of this Plan.

     8.4 Time and Manner of Exercise. Except to the extent otherwise provided in the applicable Award Agreement, each Stock Appreciation Right may be exercised, in whole or in part, by submitting to the Plan Administrator an Exercise Agreement in the form prescribed by the Plan Administrator and duly executed by Participant (or, following Participant’s Disability or death, his legal representative, estate or heirs, as the case may be). The applicable tax withholding shall be paid in full at the time of exercise in a manner permitted under Section 11.2 (a) or (c) herein; provided, however, that the Company shall, to the extent permitted under applicable law, have the right to withhold directly from the cash payment due upon exercise of a Stock Appreciation Right an amount equal to the applicable tax withholding obligation. Unless otherwise provided in the applicable Award Agreement, in the event Participant’s Continuous Service terminates, Participant (or, following Participant’s Disability or death, his legal representative, estate or heirs, as the case may be) may thereafter exercise his Stock Appreciation Right (to the extent that Participant was entitled to exercise such Stock Appreciation Right as of the Termination Date), to the same extent that Participant (or, following Participant’s Disability or death, his legal representative, estate or heirs, as the case may be) would be permitted to exercise a Stock Option following his Termination Date under subsection 6.5 above.

     8.5 Transferability.

     (a) Rights to Transfer. A Stock Appreciation Right shall be transferable to the extent provided in the Award Agreement. If the Award Agreement does not provide for transferability, then the Stock Appreciation Right shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of Participant only by Participant.

     (b) Evidence of Rights. The transferee of a Stock Appreciation Right shall not be permitted to exercise the Stock Appreciation Right unless and until such transferee has provided the Plan Administrator a copy of the will and/or such other evidence as the Plan Administrator determines necessary to establish the validity of the transfer.

     8.6 Payment of Benefit. The Stock Appreciation Right shall provide that the holder thereof will be paid for the value of the Stock Appreciation Right in cash as set forth in the applicable Award Agreement. The value of any fractional Shares shall be paid in cash.

SECTION 9.
RESTRICTED SHARE UNITS

     9.1 Grant of Restricted Share Units. The Plan Administrator may, in its sole and absolute discretion, grant Restricted Share Units, whether alone or in addition to other Awards granted pursuant to this Plan, to any Eligible Person. Each Eligible Person granted Restricted Share Units shall execute an Award Agreement, which shall set forth such terms and conditions applicable to the Restricted Share Units as the Plan Administrator shall determine are appropriate and consistent with the provisions of the Plan, including the Restriction Period, which shall in no event exceed ten (10) years from the Award Date, and conditions of forfeitability, whether based on performance standards, period of service or otherwise. The Plan Administrator may, as of the Award Date, designate an Award of Restricted Share Units as a Performance-Based Award. A Restricted Share Unit shall represent an unfunded, unsecured right to receive one Share or cash equal to the Fair Market Value of a Share, as provided in the Award Agreement.

     9.2 Terms of Restricted Share Units.

     (a) Forfeiture of Restricted Share Units. Subject to subsection 9.2(b) herein, and except as otherwise provided in the applicable Award Agreement, all Restricted Share Units shall be forfeited and returned to the Company and all rights of a Participant with respect to such Restricted Share Units shall terminate unless the Participant satisfies the requirements of the Award Agreement, which may include requirements for continuation of service, performance, and such other terms and conditions as the Plan Administrator, in its sole and absolute discretion, shall determine to be applicable with respect to the Restricted Share Units.

     (b) Waiver of Restriction Period. Notwithstanding anything contained in this Section 9 to the contrary, the Plan Administrator may, in its sole and absolute discretion, waive the Restriction Period and any other conditions set forth in the applicable Award Agreement under appropriate circumstances (which may include the death or Disability of Participant, or a material change in circumstances arising after the Award Date) and impose such terms and conditions (including forfeiture of a proportionate number of the Restricted Share Units) as the Plan Administrator shall deem appropriate.

     9.3 Settlement. An Award of Restricted Share Units shall be settled no later than March 15th of the calendar year following the end of the calendar year in which such Restricted Share Units are no longer subject to a substantial risk of forfeiture. Notwithstanding the foregoing, settlement may occur after such date if (i) it is administratively impracticable to settle a Restricted Share Unit by such date and such impracticability was unforeseeable on the Award Date, provided that settlement occurs as soon as administratively practicable thereafter; or (ii) settlement by such date would jeopardize the ability of the Company to continue as a going concern, provided that settlement occurs as soon as doing so would not have such effect.

     9.4 Transferability of Restricted Share Units.

     (a) Rights to Transfer. An Award of Restricted Share Units shall be transferable to the extent provided in the Award Agreement. If the Award Agreement does not provide for transferability, then the Restricted Share Units shall not be transferable except by will or by the laws of descent and distribution.

     (b) Evidence of Rights. The transferee of an Award of Restricted Share Units shall not be evidenced on the books and records of the Company unless and until such transferee has provided the Plan Administrator a copy of the will and/or such other evidence as the Plan Administrator determines necessary to establish the validity of the transfer.

SECTION 10.
SHAREHOLDER RIGHTS

     Except to the extent otherwise provided in the applicable Award Agreement, no Person shall have any rights as a stockholder of the Company with respect to any Shares of Common Stock subject to an Award unless and until such Person becomes the holder of record of such Shares pursuant to subsection 4.6 hereof, and except as otherwise permitted by subsection 13.1, no adjustment will be made for dividends or other distributions in respect of such Shares for which the record date is prior to the date on which such Person has become the holder of record. If an Award Agreement provides for dividend equivalent rights to be paid to the Participant, such amounts shall be paid at the same time dividends are paid to the shareholders of the Company, but in no event later than March 15th following the calendar year in which such dividends were declared. For these purposes, a Participant who receives a grant of Restricted Shares shall become a holder of record as of the Award Date or, if later, the date on which the applicable Purchase Price is paid, and shall thereafter be entitled to the voting and dividend rights appurtenant to such Shares.

SECTION 11.
PAYMENTS UNDER AWARDS

     11.1 Consideration for Shares. Except as otherwise provided in this Plan, consideration for Shares purchased under Awards may be submitted only in such amounts and at such intervals of time as specified in the applicable Award Agreement:

     (a) by payment to the Company of the amount of such consideration by cash, wire transfer, certified check or bank draft;

     (b) by execution of a promissory note, to be submitted with a stock power, endorsed in blank relating to the Shares held as collateral for such note;

     (c) by “cashless exercise”, pursuant to which the Company withholds from the Shares that would otherwise be issued upon exercise of an Award that number of Shares with a Fair Market Value equal to the Exercise Price for the Award;

     (d) through a broker-dealer acting on behalf of Participant if (i) the broker-dealer has received a fully and duly endorsed copy of the Award Agreement and a fully and duly endorsed notice of exercise or purchase, along with written instructions signed by Participant requesting that the Company deliver Shares to the broker-dealer to be held in a designated account on behalf of Participant; (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon grant, exercise, or vesting; and (iii) the broker-dealer and Participant have otherwise complied with applicable securities laws;

     (e) through the delivery of unrestricted Shares having a Fair Market Value equal to the Exercise Price and owned by Participant for more than six (6) months (or such shorter or longer period of time as is necessary to avoid a charge to earnings on the Company’s financial statements);

     (f) any combination of one or more methods described herein; or

     (g) any other consideration deemed acceptable by the Plan Administrator, in its sole and absolute discretion.

Notwithstanding any provision herein to the contrary, Participant shall not be permitted to exercise an Incentive Stock Option pursuant to paragraphs (c) - (g) above unless the Award Agreement specifically permits such method of exercise on the Award Date.

     11.2 Withholding Requirements. The amount, as determined by the Plan Administrator, of any federal, state or local tax required to be withheld by the Company due to the grant, exercise, or vesting of an Award must be submitted in such amounts and at such time as specified in the applicable Award Agreement:

     (a) by payment to the Company of the amount of such withholding obligation by cash, wire transfer, certified check or bank draft;

     (b) through either the retention by the Company of a number of Shares out of the Shares being acquired through the Award or the delivery of unrestricted Shares owned by Participant for more than six (6) months (or such shorter or longer period as is necessary to avoid a charge to earnings on the Company’s financial statements) and having a Fair Market Value equal to the minimum withholding obligation; or

     (c) pursuant to a written agreement between Participant and the Company authorizing the Company to withhold from such Participant’s regular wages the amount of such withholding tax obligation.

If Participant elects to use and the Plan Administrator permits either method described in subsection 11.2(b) herein in full or partial satisfaction of any withholding tax liability resulting from the grant, exercise or vesting of an Award hereunder, the Company shall remit an amount equal to the Fair Market Value of the Shares so withheld or delivered, as the case may be, to the appropriate taxing authorities.

SECTION 12.
COMPLIANCE WITH SECURITIES AND OTHER LAWS

     12.1 Securities Laws. Notwithstanding any other provision of this Plan, the Company shall not be obligated to sell or issue any Shares pursuant to any Award granted under this Plan unless the Shares have been registered under applicable Federal securities law, (b) the prior approval of such sale or issuance has been obtained from any state regulatory body having jurisdiction to the extent necessary to comply with applicable state securities laws, (c) the Shares have been duly listed on such exchange in accordance with the procedures specified thereunder and (d) with respect to Participants subject to Section 16 of the Exchange Act, the Company determines that the Plan, the Award Agreement and the sale or issuance of Shares thereunder, comply with all applicable provisions of Rule 16b-3 of the Exchange Act (or any successor provision thereto). The Plan Administrator may modify or revoke all or any provision of an Award Agreement in order to comply with applicable federal and state securities laws and none of the Company, the Plan Administrator, or any Director, officer, employee, agent or representative thereof will have liability to any Person for refusing to issue, deliver or transfer any Award or any Share issuable in connection with such Award if such refusal is based upon the foregoing provisions of this subsection 12.1.

     12.2 Prohibition on Deferred Compensation. Notwithstanding any provision herein to the contrary, any Award issued hereunder that constitutes a deferral of compensation under a “nonqualified deferred compensation plan”, as such term is defined under Section 409A(d)(1) of the Code (or a successor provision thereto), shall be modified or cancelled to comply with the requirements of Section 409A of the Code (or a successor provision thereto) and applicable guidance published in the Internal Revenue Bulletin.

SECTION 13.
ADJUSTMENTS UPON CHANGES IN SHARES

     13.1 Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of Shares, exchange of Shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of Shares available for issuance under the Plan pursuant to subsection 4.1 and available for issuance to an Eligible Person pursuant to subsection 4.2, and all outstanding Awards shall be appropriately adjusted in the class(es) and number of Shares and price per Share of Common Stock subject to such outstanding Awards. The Plan Administrator shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company).

     13.2 Change in Control. In the event of a Change in Control, unless the Committee determines otherwise, then with respect to Awards held by Participants whose Continuous Service has not terminated and Awards held by Charitable Organizations that have not lost their tax-exempt status:

     (a) Notice and Acceleration. (i) The Company shall provide each Participant written notice of such Change in Control, (ii) all outstanding Stock Options and Stock Appreciation Rights of such Participant shall automatically accelerate and become fully exercisable, and (iii) the restrictions and conditions on all outstanding Restricted Shares and Restricted Share Units held by such Participant shall immediately lapse.

     (b) Assumption of Grants. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Stock Options and Stock Appreciation Rights that are not exercised shall be assumed by, or replaced with comparable options or rights, by the surviving corporation.

     (c) Other Alternatives. Notwithstanding the foregoing, in the event of a Change in Control, the Committee may take one or both of the following actions: the Committee may (i) require that Participants surrender their outstanding Stock Options and Stock Appreciation Rights in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Common Stock subject to the Participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the Exercise Price of the Stock Options, or the Fair Market Value of the Stock Appreciation Rights on the Award Date, as applicable, or (ii) after giving Participants an opportunity to exercise their outstanding Stock Options and Stock Appreciation Rights, terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change in Control or such other date as the Committee may specify.

SECTION 14.
AMENDMENT AND TERMINATION

     14.1 Amendment of Plan. Notwithstanding anything contained in this Plan to the contrary, all provisions of this Plan may at any time, or from time to time, be modified or amended by the Board; provided, however, that no amendment or modification shall be made to the Plan that would (i) impair the rights of any Participant with respect to an outstanding Award issued to such Participant, unless the Participant impaired by the amendment or modification consents to such change in writing; (ii) expand the types of Awards available under the Plan or otherwise materially revise the Plan; or (iii) increase the number of Shares reserved for issuance under the Plan (other than in accordance with an adjustment pursuant to subsection 13.1 hereof), modify the class of Persons eligible to receive Awards under the Plan, or change the identity of the granting company or the Shares issued upon exercise of Incentive Stock Options, unless an amendment under (ii) or (iii) above is approved by the shareholders of the Company within twelve (12) months before or after such amendment. In addition, the Plan Administrator shall be authorized, to the same extent as the Board, to correct any defect, omission or inconsistency in the Plan in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

     14.2 Amendment of Award. The Plan Administrator may amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of this Plan; provided, however, that a Participant’s rights under the Award shall not be impaired by such amendment unless (i) the Plan Administrator requests the consent of such Participant and (ii) Participant consents in writing.

     14.3 Termination of Plan. The Board may suspend or terminate this Plan at any time, and such suspension or termination may be retroactive or prospective; provided that the termination of this Plan shall not impair or affect any Award previously granted hereunder and the rights of the holder thereof shall remain in effect until the Award has been exercised in its entirety or has expired or otherwise has been terminated by the terms of such Award. Absent any action by the Board to terminate or suspend the Plan, the Plan shall automatically terminate on the Expiration Date.

SECTION 15.
GENERAL PROVISIONS

     15.1 General Assets. The proceeds to be received by the Company upon exercise of any Award or purchase of Shares pursuant to any Award will constitute general assets of the Company and may be used for any proper purposes.

     15.2 No Assignment or Alienation. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Award or Shares issued in connection with an Award contrary to the provisions of this Plan, the applicable Award Agreement, or the levy of any execution, attachment or similar process upon an Award or Shares issued in connection with an Award shall be null and void and without effect.

     15.3 No Limit on Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

     15.4 Tax Withholding. The Plan Administrator shall notify each Participant of any tax withholding obligations arising as a result of the grant, exercise or vesting of an Award. As a condition to Participant’s exercise of an Award and, if applicable, the issuance of Shares, Participant must satisfy the applicable withholding obligation as may be required by law in a manner permitted under Section 11.2 hereof.

     15.5 No Right to Employment or Continuation of Relationship. Nothing in this Plan or in any Award Agreement, nor the grant of any Award, shall confer upon or be construed as giving any Participant any right to remain in the employ of the Company or an Affiliate or to continue as a Consultant or non-employee Director. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or terminate the relationship of any Consultant or non-employee Director with the Company or any Affiliate, free from any liability or any claim pursuant to this Plan, unless otherwise expressly provided in this Plan or in any Award Agreement. No Consultant, Director or Team Member of the Company or any Affiliate shall have any claim to be granted an Award, and there is no obligation for uniformity of treatment of any Consultant, Director or Team Member of the Company or any Affiliate, or of any Participant.

     15.6 Indemnification of Plan Administrator. The Company shall indemnify each present and future member of the Committee or the Board acting in its capacity as Plan Administrator, as well as any officer or employee acting at the direction of the Plan Administrator or its authorized delegate, for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his performance of services in connection with the administration of this Plan, whether or not he continues to perform such services at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by such individual (a) in respect of matters as to which he shall be finally adjudged in any such action, suit, or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duties hereunder or (b) in respect of any matter in which any settlement is effected in an amount in excess of the amount approved by the Company on the advice of its legal counsel. The foregoing right of indemnification shall inure to the benefit of the heirs, executors, or administrators of the estate of each such member of the Committee or the Board, as well as any employee acting at the direction of the Plan Administrator or its authorized delegate, and shall be in addition to all other rights to which such member, officer or employee shall be entitled as a matter of law, contract, or otherwise.

     15.7 No Limitation Upon the Rights of the Company. The grant of an Award pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, or changes of its capital or business structure; to merge, convert or consolidate; to dissolve or liquidate; or sell or transfer all or any part of its business or assets.

     15.8 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan. If an Award vests or becomes exercisable with respect to a fractional Share, such installment will instead be rounded to the next highest whole number of Shares, except for the final installment, which will be for the balance of the total Shares subject to the Award. If a fractional Share is granted under an Award, the Plan Administrator shall pay cash to Participant in an amount equal to the proportional Fair Market Value of such fractional Share in lieu of any such fractional Share, and any rights with respect to such fractional Share shall be cancelled, terminated and otherwise eliminated.

     15.9 Restriction on Repricing. Notwithstanding any provision in this Plan to the contrary, repricing of Stock Options and Stock Appreciation Rights shall not be permitted. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a Stock Option or a Stock Appreciation Right to lower its exercise price; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) repurchasing or canceling a Stock Option or Stock Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying Shares in exchange for cash, another Stock Option, Stock Appreciation Right, Restricted Shares or other equity award. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

     15.10 GOVERNING LAW. TO THE EXTENT NOT OTHERWISE PREEMPTED BY FEDERAL LAW, THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

     15.11 Qualification of Plan. This Plan is not intended to be, and shall not be, qualified under Section 401(a) of the Code.

     15.12 Compliance within Jurisdiction. Notwithstanding any provision herein to the contrary, this Plan shall not be effective in any jurisdiction, and no Awards shall be granted to residents thereof, unless the Plan has been properly qualified under the applicable securities laws, if any, of such jurisdiction.

     15.13 Severability. If any provision of this Plan or any Award is, or becomes, or is deemed to be, invalid, illegal or unenforceable in any jurisdiction or as to any individual or Award, or would cause this Plan or any Award to fail to comply under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the sole determination of the Plan Administrator, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, individual or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

     15.14 Headings. Headings are given throughout this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

     15.15 Gender and Number. In construing the Plan, any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural, except when otherwise indicated by the context.

WHOLE FOODS MARKET, INC.
550 BOWIE STREET
AUSTIN, TX 78703

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Time) on March 14, 2013.

For participants in the Company's 401(k) plan, your proxy must be received by 11:59 P.M. (Eastern Time) on March 12, 2013.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the applicable cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the applicable cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M51916-Z59105-P31579	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WHOLE FOODS MARKET, INC.				For	Withhold	For All
				All	All	Except
The Board of Directors recommends that you vote FOR the following director nominees:

1.	ELECTION OF DIRECTORS:			☐	☐	☐
	01)	DR. JOHN ELSTROTT	07)	JONATHAN SEIFFER
	02)	GABRIELLE GREENE	08)	MORRIS (MO) SIEGEL
	03)	SHAHID (HASS) HASSAN	09)	JONATHAN SOKOLOFF
	04)	STEPHANIE KUGELMAN	10)	DR. RALPH SORENSON
	05)	JOHN MACKEY	11)	WILLIAM (KIP) TINDELL, III
	06)	WALTER ROBB

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following company proposals:		For	Against	Abstain

2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 2013.	☐	☐	☐

3.	TO CONDUCT AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐

4.	TO RATIFY THE AMENDMENT OF THE COMPANY'S 2009 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE PURSUANT TO SUCH PLAN BY AN ADDITIONAL 14.5 MILLION SHARES AND INCREASE THE NUMBER OF SHARES BY WHICH THE PLAN POOL IS REDUCED FOR EACH FULL VALUE AWARD FROM 2 TO 2.25.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following shareholder proposals:		For	Against	Abstain

5.	SHAREHOLDER PROPOSAL REGARDING EXTENDED PRODUCER RESPONSIBILITY FOR POST-CONSUMER PRODUCT PACKAGING.	☐	☐	☐

6.	SHAREHOLDER PROPOSAL TO REQUIRE THE COMPANY TO HAVE, WHENEVER POSSIBLE, AN INDEPENDENT CHAIRMAN OF THE BOARD WHO HAS NOT PREVIOUSLY SERVED AS AN EXECUTIVE OFFICER OF THE COMPANY.	☐	☐	☐

IF YOU GRANT A PROXY, THE PROXY HOLDERS WILL ALSO HAVE THE DISCRETION TO VOTE THESE SHARES ON ANY ADDITIONAL MATTERS PROPERLY PRESENTED FOR A VOTE AT THE MEETING IN ACCORDANCE WITH TEXAS LAW AND THE COMPANY'S BYLAWS.

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M51917-Z59105-P31579

PROXY
WHOLE FOODS MARKET, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") to be held on March 15, 2013 at 9:00 a.m., local time, at the Estancia La Jolla Hotel, 9700 North Torrey Pines Road, La Jolla, CA 92037 and the Proxy Statement in connection therewith, and (b) appoints John Mackey and Walter Robb and each of them, his/her proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his/her proxy be voted as specified on the reverse side.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock. The undersigned further hereby ratifies and confirms all of the actions that the proxies named above, their substitutes, or any of them, may lawfully do by virtue of this proxy.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED:
  FOR ALL NOMINEES FOR DIRECTORS;
  FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP;
  FOR THE APPROVAL OF THE COMPENSATION PACKAGE GRANTED TO OUR NAMED EXECUTIVE OFFICERS;
  FOR THE RATIFICATION OF THE AMENDMENT OF OUR 2009 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE PURSUANT TO SUCH PLAN BY AN ADDITIONAL 14.5 MILLION SHARES AND INCREASE THE NUMBER OF SHARES BY WHICH THE PLAN POOL IS REDUCED FOR EACH FULL VALUE AWARD FROM 2 TO 2.25;
  AGAINST THE SHAREHOLDER PROPOSAL REGARDING EXTENDED PRODUCER RESPONSIBILITY FOR POST-CONSUMER PRODUCT PACKAGING; AND
  AGAINST THE SHAREHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN.

IF YOU GRANT A PROXY, THE PROXY HOLDERS WILL ALSO HAVE THE DISCRETION TO VOTE THESE SHARES ON ANY ADDITIONAL MATTERS PROPERLY PRESENTED FOR A VOTE AT THE MEETING IN ACCORDANCE WITH TEXAS LAW AND THE COMPANY'S BYLAWS.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares owned, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE